Exhibit 10.01

PACIFIC CORPORATE CENTER LEASE

by and between

GREENVILLE INVESTORS, L.P.,
a California limited partnership

as “Landlord”

and

FORMFACTOR, INC.,
a Delaware corporation

as “Tenant”

Dated as of September 7, 2004

i

SCHEDULE OF EXHIBITS

ii

PACIFIC CORPORATE CENTER LEASE

THIS LEASE is made and entered into as of September 7, 2004 by and between Greenville Investors, L.P. a California limited partnership (hereafter, “Landlord”), and FormFactor, Inc., a Delaware corporation (hereafter “Tenant”).

A.  DEMISE.  Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases, hires and takes from Landlord, those certain premises (“the Premises”) described as follows:

Approximately 12,303 square feet of gross leasable area (“GLA”), at the west end of the commercial Building designated as Building 6 on the Site Plan attached hereto as Exhibit A (“Building 6”) with improvements to be constructed by Tenant in accordance with Article 8 and Exhibit C hereof.  The precise GLA of the Premises shall be determined pursuant to Section 8.5 below.  The exterior walls, roof, air space above and the area beneath the Premises are not demised and their use together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises in locations that will not materially interfere with Tenant’s use and serving other parts of Building 6, are hereby reserved to the Landlord, except as otherwise expressly provided herein.  The Premises also shall include the service yard area of approximately 1,418 square feet shown on the Site Plan attached as Exhibit A  (“Tenant’s Facility Yard”) which is designated for Tenant’s use as (i) a Facilities Pad; and (ii) an enclosed/gated storage yard similar to the storage yard attached to Building 3.

Building 6 is located at 7501 Lawrence Drive, Livermore, California on the real property more particularly described and shown on Exhibit B as Parcel 6 (“Parcel 6”).  The address assigned to the Premises is 7545 Longard Rd, Livermore, California.  Building 6 is a part of Pacific Corporate Center, a common interest development being developed by Landlord in the City of Livermore, Alameda County, California, (the “Center”) which includes eight (8) parcels of real property together with all buildings and other structures and improvements constructed or to be constructed thereon and is more particularly described and shown on Exhibit B, the Center Legal Description and Parcel Map.  All parcels of real property in the Center owned (in whole or in part) by Landlord from time to time are hereinafter collectively referred to as “Landlord’s Parcels”.

B.  TERMS, COVENANTS AND CONDITIONS.  The parties agree that this Lease is made upon the following terms, covenants and conditions:

ARTICLE 1.  BASIC TERMS

In all instances, the basic terms set forth in this Article 1 are subject to the main body of the Lease in general and those Articles noted in parentheses in particular.

(a)	Term: Approximately Seven (7) Lease Years, plus Eight (8) months; four (4) options of 5 years each	(Art.2; Addendum A-2.1)
(b)	Initial Monthly Base Rent: $0.75 psf of GLA. Estimated Initial Monthly Base Rent is $9,227. 25**	(Art 3)
(c)	Security: None	(Art. 5)
(d)	Tenant’s Initial Estimated Monthly Operating Expense Payment: $0.084 psf of GLA. Estimated Initial Estimated Monthly Operating Expense Payment is $1,033.45**	(Art.10)
(e)	Tenant’s Initial Estimated Monthly Tax Payment: $0.176 psf of GLA. Estimated Initial Estimated Monthly Tax Payment is $2,165.33**	(Art. 7)
(f)	Tentative Commencement Date: November 15, 2004	(Art.8)
(g)	Base Rent Commencement Date: Base Rent shall commence on March 15, 2005. All Additional Rent shall commence on the Commencement Date of this Lease.	(Art. 2)
(h)	Use: Office and research and development facilities, “clean rooms”, and related lawful purposes	(Art. 4)
(i)	Tenant Improvement Allowance: $25.00 psf of GLA. Estimated Tenant Improvement Allowance is $307,575. **	(Exhibit C)
(j)

Articles and Exhibits: This Lease consists of Articles 1 through 32, Addendum to Lease, and Exhibits A, B, C, D, E, F, F-1, G , H, I and J attached hereto, which are by this reference incorporated herein.

(k)	Tenant’s Proportionate Share: GLA/49,742 (the GLA for Building 6). Estimated Tenant’s Proportionate Share is 24.73%. **

**                  Estimate based on GLA of 12,303 sf.  The exact amount will be determined when the precise GLA is certified in accordance with Section 8.5 below.

ARTICLE 2.  TERM

2.1          Landlord and Tenant have entered into a lease dated May 3, 2001 for Building 1 located on Parcel 1 in the Center.  That Lease as amended is referred to as the (“Building 1 Lease”). The Term of this Lease shall commence on the date (“Commencement Date”) that the Premises are delivered to Tenant in the Delivery Condition (as defined in Article 8) and the initial term shall terminate at midnight on the date of expiration of the initial term of the Building 1 Lease, i.e. November 30, 2012.

See Addendum A-2.1

2.2          The first “Lease Year” shall begin on the Commencement Date and shall expire on the last day of the month, twelve (12) full calendar months next following the Rent Commencement Date set forth in Paragraph 1(g).  If the Rent Commencement Date occurs on the first day of the calendar month, then the first Lease Year shall end on the day immediately preceding the first anniversary of the Rent Commencement Date. Subsequent Lease Years shall be each consecutive twelve (12) calendar month period thereafter except for the last Lease Year which may be a partial Lease Year.

2.3          Promptly after the Rent Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the Rent Commencement Date in the form attached hereto as Exhibit J.

ARTICLE 3.  BASE RENT

3.1          Tenant agrees to pay without offset or deduction of any kind (except as expressly set forth in this Lease) the initial monthly Base Rent amount set forth in Paragraph 1(b) above, as adjusted pursuant to Section 3.2, in advance at Landlord’s address on the first day of each calendar month during the Term of this Lease.  Tenant’s obligation to pay Base Rent shall commence on the Rent Commencement Date.  If the Rent Commencement Date is not the first day of a calendar month, the first month’s rent shall be prorated on the basis of a thirty (30) day month, and shall be payable with the first full monthly rental due hereunder.  Landlord’s address shall be as set forth below its signature, or as from time to time designated by Landlord to Tenant in writing.

3.2          As of the date of commencement of the second Lease Year and as of the commencement of each Lease Year during the initial Lease Term thereafter, the monthly Base Rent shall increase by four percent (4%) over the monthly Base Rent in effect immediately preceding the applicable adjustment date.

ARTICLE 4.  USE OF PREMISES

4.1          The Premises shall be used and occupied only for the purposes described in Paragraph 1(h) above and for other uses permitted within the light industrial zoning district within which the Premises is located, unless prohibited by the Declaration, and provided Tenant’s use otherwise complies with all applicable governmental requirements. Tenant shall not use the Premises for any other purposes without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.

4.2          Tenant shall not do or permit to be done in or about the Premises anything which is illegal or unlawful; or which will cause cancellation of any insurance on the building of which the Premises are a part.  Tenant shall not obstruct or interfere with the rights of any other tenants and occupants of the Center or their invitees, nor injure them, nor operate the Premises in a manner which unreasonably disturbs other tenants in the use of their premises in the Center. Tenant shall not cause, maintain or permit any nuisance on or about the Premises. Tenant shall not use nor permit the use of the Premises or any part thereof as living quarters.

4.3          Tenant acknowledges that although Landlord has permitted Tenant the use of Premises for the purpose described in this Article, neither Landlord nor any agent of Landlord has made any representation or warranty to Tenant with respect to the suitability of the present zoning of the Building for such use.  Tenant assumes all responsibility for investigating the suitability of the zoning for its use and for compliance with all other laws and regulations governing such use.

4.4          Tenant shall have use of, and access to, the Premises twenty four (24) hours per day, three hundred sixty five (365) days per year, subject to the provisions of this Lease and ordinances and regulations of applicable governmental agencies.

4.5          Tenant agrees that, at its own cost and expense, it will comply with and conform to all Legal Requirements (as defined in Section 4.7(d) below) in any way relating to the use or occupancy of the Premises throughout the entire term of this Lease; including the Livermore Fire Code requiring all tenants to obtain fire extinguishers for the Premises and maintain them so that they are fully charged and operational at all times and inspected annually. Further, subject to Landlord’s obligation to deliver the Premises to Tenant in the Delivery Condition, Tenant shall thereafter be obligated at its own cost and expense to take such action and perform such work (including structural alterations) to the Premises, as required to comply with the Americans with Disabilities Act (“ADA”) and other applicable handicapped access codes. Further, if, and to the extent, due to Tenant’s use of, or alterations to, or work performed by Tenant in the Premises, changes, alterations or improvements to Building 6, Parcel 6 or other portions of the Center are required by any governmental agency, Tenant shall be responsible for the costs of such changes, alterations and improvements. Notwithstanding the foregoing, nothing contained herein shall limit or affect any representations, warranties or covenants of Landlord or any of Landlord’s contractors with respect to any work performed pursuant to Article 8 or Exhibit C. Except to the extent of Tenant’s compliance obligations set forth above, Landlord shall be obligated to comply with all Legal Requirements, including, without limitation, the ADA and other applicable handicapped access codes, with respect to all portions of Parcel 6 outside of Building 6, subject to reimbursement as specifically set forth in this Lease and further subject to the terms of the Declaration.

4.6          Tenant shall place no loads upon the floors, walls, ceilings or roof of the Building in excess of the maximum designed load of Building 6 as specified in Exhibit C.

4.7          Hazardous Substances:

A.  Hazardous Substance; Reportable Uses:  As used herein, the terms “Hazardous Substance” and “HS” shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute.  Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable HS Requirements (as defined in subparagraph (F) hereinafter) require that a notice be given to persons entering or occupying the Premises or neighboring properties.

B.   Tenant’s Use of Hazardous Substances:

(1)                        Notice of Use of Hazardous Substances. Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable HS Requirements and  all other provisions of this Section 4.7, at Tenant’s sole cost and expense, (i) operate a business on the Premises which is substantially similar to the business it is operating at its facilities in Livermore, California as of the Commencement Date, i.e. testing of solid state electronic components and research and development related thereto (“Permitted Use”) and (ii) use any ordinary and customary Hazardous Substances reasonably required to be used by Tenant in the normal course of the Permitted Use.

(2)                        Tenant’s HS Use.  Tenant shall have the right to use the Hazardous Substances listed on Exhibit F without Landlord’s prior consent and without the requirement of additional insurance.  Tenant  shall use all such Hazardous Substances in accordance with all Applicable HS Requirements and in compliance with all other provisions of this Section 4.7, specifically including the notice requirements and restrictions set forth below. Tenant’s use of the substances referenced in Exhibit F may be referred to herein as “Tenant’s HS Use”.

(3)                        Control of HS Hazards.

(a)  Plans for Designated HS Areas. Tenant shall use, store, or otherwise manage HS only in areas designated by Tenant for such use (“Designated HS Areas”).  Prior to commencement of Tenant’s HS Use on the Premises, and prior to modification of or addition to any Designated HS Areas, Tenant shall provide Landlord with written plans (such as architectural or engineering plans) regarding the design and planned operation of the Designated HS Areas. The plans shall include descriptions of the types and quantities of HS that will be used, stored, or otherwise managed in Designated HS Areas, the maximum design capacity of each Designated HS Area and descriptions of all equipment and structures that will be used to control environmental, health, and safety hazards associated with the HS, including, for example, secondary containment structures and air pollution control equipment.  Tenant will also provide copies of all permits and other approvals required to be obtained to lawfully operate Tenant’s business and Hazardous Substances on the Premises.

(b)  Commencement of Tenant’s HS Use. Tenant shall not commence Tenant’s HS Use until Landlord has approved the plans submitted by Tenant pursuant to subparagraph (a) above, which approval shall not be unreasonably withheld or delayed. Landlord shall not withhold its approval, however, if Tenant’s plans comply with the requirements of subparagraph (a) and the minimum standards set forth on Exhibit F-1.   Landlord may (but without any obligation to do so) condition its consent upon Tenant’s taking such measures as Landlord, at its reasonable discretion, deems necessary to protect itself, the public, the Premises, the Center, and the environment against damage, contamination, injury, and/or liability, including, but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective equipment, structures, or modifications to the Premises.

(c)              Modification/Expansion of Designated HS Areas. Tenant shall not modify or add to the Designated HS Areas until Landlord has approved the plans submitted by Tenant pursuant to subparagraph (a) above for the modification or addition, which approval shall not be unreasonably withheld or delayed. Landlord shall not withhold its approval, however, if Tenant’s plans for the modification or addition comply with the requirements of subparagraph (a) and the minimum standards set forth on Exhibit F-1.

(4)        Notice of HS Use.  Tenant shall notify the Landlord in writing at least five (5) business days prior to any of the following:

(a)  the date Tenant first commences Tenant’s HS Use on the Premises; or

(b)  the date Tenant commences to store or use any Hazardous Substance  which is not listed on Exhibit  F (a “New HS “), if the quantity of the New Hazardous Substance exceeds either (i) 55 gallons of liquid, 500 pounds of solid, 200 cubic feet of compressed gas at standard temperature and pressure, or (ii) the applicable Threshold Planning Quantity listed in 40 CFR Part 355.

After receipt of a notice pursuant to subparagraph (b) above, Landlord may require Tenant to obtain a policy of pollution liability insurance in a commercially reasonable form and amounts and with such insurer as may be reasonably approved by Landlord.  For any insurance policy requirement, Landlord shall be named as an additional insured under such policy.  Tenant shall deliver a certificate of any insurance required prior to bringing the Hazardous Substance into the Premises and Tenant shall maintain such insurance in effect until the closure requirements set forth in subparagraph (H) below have been satisfied or the New HS use ceases.

(5)        Contents of New HS  Notice.  Each notice of a New HS shall specify the names and quantities of any New HS that Tenant intends to place on the Premises which exceeds the quantities described in subparagraph 4(b) above together with a copy of all permits and other approvals required to be obtained to lawfully use, store, or otherwise manage the New HS on the Premises. Tenant’s notice shall also provide Landlord with information regarding the Designated HS Areas where the New HS will be used, stored, or otherwise managed, the new aggregate quantities of all Hazardous Substances in Designated HS Areas, and the maximum design capacities of the Designated HS Areas (if changed or modified from the Designated HS Areas as initially approved consistent pursuant to Section 4.7(B)(3)(b)above.

(6)           Increase in HS Quantities.  If, at any time during the term, Tenant intends to increase the quantity of existing Hazardous Substances and/or add New HS such that the aggregate quantity of all Hazardous Substances in any Designated HS Area on the Premises exceeds the maximum design capacity for the Designated HS Area, Tenant shall not increase quantities or add New HS until Landlord has consented to the modification of or addition to the Designated HS Areas, pursuant to Section 4.7(B)(3)(c) above.

(7)           Restrictions on Quantity or Use of HS. Notwithstanding any other provision of this Lease, Tenant’s use of Hazardous Substances at the Premises is subject to the following restrictions:

(a)                                                            Tenant shall not use any HS in quantities such that Tenant would be subject to requirements for preparation of a Risk Management Plan, as set forth in 40 CFR Part 68.

(b)                                          Tenant shall not use any HS which emits odors unless the odors can be controlled to the extent they are not present at objectionable levels in any areas exterior to the Premises that are accessible to other tenants of the Center or the general public.  In the absence of any legal thresholds for identifying objectionable odors, other odor standards may be used, provided they are generally accepted as being scientifically valid.

(c)                                                            Tenant shall not use any HS in a manner that would result in “Significant Emissions”.  Significant Emissions are defined as air emissions originating from the Premises for which under applicable federal or state law (i) notices or warnings be given to other occupants of the Center or the general public or (ii) other occupants of the Center or the general public must receive special training and/or use personal protective equipment.

C.            Plans/Reports:  Within ten (10) days after Tenant submits the same to any governmental authority, Tenant shall provide Landlord with copies of all hazardous materials business plans, permits and all other plans, reports and correspondence pertaining to storage/management of Hazardous Substances at the Premises, except waste manifests and routine monitoring reports.

D.            Duty to Inform Landlord:  If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or Building or Center, other than as previously permitted or consented to by Landlord or there has been a spill, release or discharge of any Hazardous Substances in the Premises (other than discharges permitted, authorized or otherwise approved by the applicable governmental agencies regulating the same), Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or third party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents as may be involved in any Reportable Use involving the Premises.  Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing, storm, or sanitary sewer system).

E.             Indemnification: Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders, and the Premises and Center, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance to the extent brought into the Premises and/or Center by or for Tenant, its employees, agents or contractors.  Tenant’s obligations under this Paragraph 4.7(E) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including reasonable consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

F.             Tenant’s Compliance with Requirements:  Tenant shall, at Tenant’s sole cost and expense fully, diligently and in a timely manner, comply with all “Legal Requirements”, which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, relating in any manner to the Premises or Center (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any Hazardous Substance, which foregoing (ii) and (iii) Legal Requirements may be referred to as “Applicable HS Requirements”), now in effect or which may hereafter come into effect. Tenant shall, within twenty (20) business days after receipt of Landlord’s written request made from time to time, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant’s compliance with all Applicable HS Requirements specified by Landlord, and shall within five (5) business days after receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Legal Requirements. Tenant shall be obligated to disclose to Landlord which Hazardous Substances are used at the Premises and how such Hazardous Substances are being handled (but in no event shall Tenant be required to disclose information regarding formulations or manufacturing processes or procedures related to such Hazardous Substances) notwithstanding that such information may be proprietary information or a trade secret. Landlord agrees to keep as confidential all such proprietary information delivered to Landlord (including, without limitation, Exhibit F) and which Tenant designates in writing as confidential, provided that Landlord may disclose the same when required by law or in litigation between Landlord and Tenant regarding such information or to Landlord’s lenders or to prospective purchasers provided such parties have also agreed to keep the same confidential.

G.            Compliance with Law Governing Hazardous Substances:  Landlord, Landlord’s agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in case of an emergency, and otherwise at reasonable times (but not more often than annually for inspection of Tenant’s “clean room” on the Premises, if any, or more often than quarterly for inspection of other parts of the Premises), and upon no less than 10 days’ notice, unless an emergency exists, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Legal Requirements, and Landlord shall be entitled to employ experts and/or consultants in connection therewith (provided that such experts and/or consultants are not engaged in a business competitive with Tenant, or consult or give advice to any competitor of Tenant listed on Exhibit I) to advise Landlord with respect to Tenant’s activities, including but not limited to  Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises (“Landlord’s Consultants”).  Prior to engaging any Landlord’s Consultants, Landlord shall provide Tenant with written notice of the name of the proposed consultant and Tenant shall have five (5) business days to object to the engagement based upon Tenant’s reasonable belief that engagement of the particular individual as Landlord’s Consultant, and the consequent access to Tenant’s facilities and proprietary information and trade secrets, could result in competitive injury to Tenant.  Landlord shall not engage with a consultant as to whom Tenant has objected.  Tenant shall cooperate with Landlord’s Consultants inspecting the Premises, including responding to interviews (for a time period not to exceed four (4) hours for the initial site visit and two (2) hours for site visits thereafter).  Landlord’s Consultants shall at all times be escorted by Tenant, unless Tenant agrees otherwise. This and all rights to enter except in the event of an emergency, are subject to Landlord, Landlord’s agents, employees, contractors, designated representatives, prospective purchasers and/or Lenders, as the case may be, executing Tenant’s standard non-disclosure agreement in the form attached hereto as Exhibit H.  The costs and expenses of any such inspections shall be paid by the party requesting same and in no event shall be borne by or passed along to Tenant unless requested by Tenant, subject only to the proceeding sentence.  If the inspection is performed due to a violation of Applicable HS Requirements, Tenant shall, upon request, reimburse Landlord or Landlord’s Lender, as the case may be, as additional rent, for the costs and expenses of such inspections.

H.            Closure Requirements:  Prior to any termination of the Lease, Tenant, at its sole cost and expense (except as to those costs and expenses arising out of actions undertaken by Landlord or by a third party on behalf of Landlord), shall satisfy the following closure requirements with respect to the Hazardous Substances Tenant has used in the Premises during the term:

(1)        Comply with all applicable federal, state and local closure requirements with respect to Hazardous Substances;

(2)        Prepare a closure plan (the “Closure Plan”) that specifies the final disposition of all Hazardous Substances and equipment which may be contaminated with Hazardous Substances; cleaning and decontamination activities, and confirmation sampling (e.g. wipe samples, soil/ground water samples and/or indoor air quality samples, to the extent warranted by the site conditions then existing).

(3)        At least sixty (60) days prior to the Lease termination, provide to Landlord a copy of the Closure Plan for review and reasonable approval. Landlord may, after consultation with Tenant, require modification of the closure plan to include additional activities, including sampling activities, if the site conditions indicate that there is a reasonable probability that “Significant Residual Contamination” is present.  Significant Residual Contamination shall mean residual contamination which: (i) exceeds standards or guidance levels typically used by regulatory agencies in California for evaluating potential threats to human health or the environment; or (ii) would result in notification requirements under applicable state law of potential health risks to individuals on the Premises, other tenants of the Center, and/or the general public; or (iii) would result in potential environmental liability to Tenant or Landlord; or (iv) would result in the need for conducting any type of additional decontamination activities prior to leasing the Premises to a new tenant. If Landlord fails to request modification of the Closure Plan within ten (10) business days after its receipt thereof, Tenant’s Closure Plan shall be deemed accepted.

(4)        Notify Landlord of closure schedule and allow access to Landlord and/or Landlord’s Consultants for inspections prior to commencing and following completion of the cleaning/decontamination activities.

(5)        Notify Landlord of all sample analysis results, if any.  Landlord may require additional closure activities if sampling results disclose Significant Residual Contamination.

(6)        Prepare and provide to Landlord closure report documenting closure activities consistent with the Closure Plan and sample results, if any, following completion of all closure activities.

Closure shall be deemed to be complete upon Landlord’s reasonable approval of the closure report and, if applicable, Landlord’s receipt of a copy of the written closure approval from the local environmental agency with jurisdiction over the Hazardous Substances at the Premises.

I.              Survival of Obligations:  Tenant’s obligations under this Section 4.7 shall survive the termination of this Lease.

See Addendum A-4.7.

4.8          Declaration.  Tenant acknowledges and agrees that this Lease shall be subject to and subordinate to a recorded Declaration of Covenants, Conditions and Restrictions which, together with all amendments from time to time, are collectively referred to as the “Declaration”.  A true and correct copy of the Declaration is attached hereto as Exhibit G.  Tenant agrees to bound by and comply with all provisions of the Declaration.

See Addendum A-4.8.

ARTICLE 5.  INTENTIONALLY DELETED

ARTICLE 6.  UTILITIES

6.1          Tenant, at its own cost and expense, shall pay for all water, gas, heat, electricity, garbage disposal, sewer charges, telephone, and any other utility or service charge related to its occupancy of the Premises, including but not limited to any hook- up charges. Utilities will be separately metered to the Premises, except for water as to which Landlord has elected to have a single meter for the entire Building 6. As a part of Tenant’s initial improvements to the Premises, Tenant shall install a sub-meter for water at its sole cost and expense.  Tenant shall pay  water charges for Building 6 based on the sub-meter reading.  Tenant shall not be obligated to pay for any other water charges for Building 6, except that Tenant shall also pay its Proportionate Share of all water use  and other water charges with respect to the landscaping and fire protection service on Parcel 6. Tenant shall also pay Tenant’s Proportionate Share of the electricity for all outdoor lighting on Parcel 6.  Tenant shall not be responsible for any water or electrical service costs or expenses with respect to any other parcels in the Center.

6.2          Except to the extent arising out of Landlord’s negligence or willful misconduct, Landlord shall not be liable in damages, consequential or otherwise, nor shall there be any rent abatement, arising out of any interruption or reduction whatsoever in utility services (i) which is due to fire, accident, strike, governmental authority, acts of God, acts of other tenants or other third parties, or other causes beyond the reasonable control of Landlord or any temporary interruption in such service, and (ii) which is necessary to the making of alterations, repairs, or improvements to the Center,  or any part of it (all of which shall be conducted pursuant to Article 9), or (iii) to comply with energy conservation measures mandated by a governmental agency having jurisdiction over the Center.

See Addendum A-6.

ARTICLE 7.  REAL PROPERTY TAXES

7.1          Commencing on the Commencement Date, Tenant shall pay as Additional Rent Tenant’s Proportionate Share of all “Taxes” (as hereinafter defined) which may be levied, assessed or imposed against or become a lien upon Parcel 6, the tax parcel upon which Building 6 is located, which will be separately assessed.  The term “Taxes” shall mean and include real estate taxes, assessments (special or otherwise), including impositions for the purpose of funding special assessment districts, water and sewer rents, rates and charges (including water and sewer charges which are measured by the consumption of the actual user of the item or service for which the charge is made) levies, fees (including license fees) and all other taxes, governmental levies and charges of every kind and nature whatsoever (and whether or not the same presently exist or shall be enacted in the future) which may during the term be levied, assessed, imposed, become a lien upon or due and payable with respect to, out of or for the Parcel 6 or any part thereof, or of any land, building or improvements thereon, or the use, occupancy or possession thereof; and imposed or based upon or measured by the rents receivable by Landlord for the Parcel 6, including gross receipts taxes, business taxes, business and occupation taxes.

“Taxes” shall also include interest on installment payments and all costs and fees (including reasonable attorney’s and appraiser’s fees) incurred by Landlord in contesting Taxes and negotiating with public authorities as to the same.  Taxes shall not include, however, any franchise, estate, inheritance, corporation, transfer, net income, excess profits tax or any assessments levied by the Association pursuant to the Declaration. Association assessments shall be payable pursuant to the provisions of Section 10.4.

7.2          Tenant shall pay Tenant’s Proportionate Share of Taxes with respect to any tax fiscal year during the term hereof.  Landlord’s estimate of Tenant’s initial tax payment for Parcel 6 is that amount set forth in Paragraph 1(e) above.

7.3          Commencing on the first day of the month following the month in which the Lease Commencement Date occurs, Tenant shall pay Landlord monthly, on the first day of each month, the amount computed in accordance with Paragraph 1(e) above as an impound toward the Taxes.  If the Commencement Date does not occur the first day of a month, Tenant’s first monthly payment shall include the amount payable for the partial month at the beginning of the term. Tenant’s actual obligation for Taxes shall be determined and computed by Landlord not less often than annually and at the time each such computation is made, Landlord and Tenant shall adjust for any difference between impounded amounts and Tenant’s actual share.  Tenant shall pay Landlord any deficiency (or Landlord shall pay Tenant any surplus) within thirty (30) days after receipt of Landlord’s written statement.  At the time of each such computation, Landlord may revise the monthly payment for Taxes set forth in Paragraph 1(e) above by written notification to Tenant.  Tenant shall pay its share of Taxes during each year of the Lease Term.  Landlord shall furnish Tenant with a copy of the tax bills for the Parcel 6 supporting the amounts charged to Tenant by Landlord.

7.4          If this Lease shall commence or terminate on any date other than the last day of a tax fiscal year, the amount payable by Tenant during the applicable tax fiscal year shall be prorated on the basis which the number of days of the Term within said tax fiscal year bears to 365.  The obligation of Tenant under this Article 7 shall survive the termination of this Lease.

ARTICLE 8.  CONSTRUCTION AND ACCEPTANCE

8.1          Landlord at its sole cost and expense shall construct “Landlord’s Work” as described in Exhibit C attached hereto and incorporated by reference herein. Tenant shall construct “Tenant’s Work” as specified in Exhibit C and Landlord shall provide a Tenant Improvement Allowance in the amount specified in Paragraph 1 (i) to be applied to the cost of the Tenant Improvements constructed by Tenant. If the actual cost of such Tenant Improvements exceeds the Tenant Improvement Allowance, all excess costs shall be at Tenant’s sole cost and expense.  If the cost is less than the Tenant Improvement Allowance, the balance of the Tenant Improvement Allowance shall be applied to the cost of any Special Tenant Improvements described in Exhibit C, or if none are specified, to the cost of Tenant Improvements under any then existing lease between Landlord and Tenant for other premises in the Center.  Landlord agrees to notify Tenant at least ten (10) days prior to the date Landlord anticipates substantial completion of the Base Building portion of Landlord’s Work as set forth in Exhibit C (“Base Building Work”).  The “Delivery Date” for the Premises shall be the date upon which Landlord has substantially completed the Base Building Work, as evidenced by a written certificate of substantial completion issued by Landlord’s architect.  The remaining Landlord’s Work shall be substantially completed on or before the Rent Commencement Date. As used herein, “substantial completion” shall mean completed, except for minor punch list items which do not interfere with Tenant’s ability to complete its improvements.  The condition of the Premises in compliance with the requirements set forth above may sometimes be referred to herein as the “Delivery Condition.”

8.2          Following delivery of the Premises to Tenant in the Delivery Condition, Tenant shall diligently proceed to complete Tenant’s Work, including any Special Tenant Improvements and such other work as it may deem necessary for the conduct of its business in the Premises.  Prior to commencing Tenant’s Work, Tenant shall submit to Landlord for approval plans and specifications prepared by an architect selected by Tenant, which plans shall be subject to Landlord’s prior reasonable approval.  Once Tenant’s plans are approved by Landlord, Tenant’s contractors (which shall also be subject to prior reasonable approval by Landlord) shall obtain all necessary permits for the work set forth in the Approved Tenant Plans (the “Tenant ‘s Work”) and proceed to complete Tenant’s Work in compliance with all applicable governmental requirements.

8.3          Within thirty (30) days following Delivery Date and within thirty (30) days following the date of substantial completion of Landlord’s Work, Landlord and Tenant shall mutually prepare a punch list of items to be corrected in the Base Building Work and other Landlord’s Work, respectively, including any defects or non-conformance in Landlord’s construction.  Landlord shall cause its contractors to promptly complete all punch list items. Landlord’s Work shall also be under warranty by Landlord’s contractors for a period of one (1) year.  Landlord hereby assigns to Tenant all warranties and guaranties received by Landlord from its contractors with respect to Landlord’s Work.  If Landlord’s contractors shall fail to complete any punch list items within the 90-day period following completion of the applicable punchlist, and such failure continues after notice from Tenant and the cure period provided in Article 24, Tenant may at its option (but shall not be obligated to) complete the required work at Landlord’s cost.  Landlord shall pay to Tenant within thirty (30) days the amount shown on any statement describing the necessary work completed by Tenant accompanied by the invoices for such work.

8.4          Landlord’s Work for Building 6 includes construction of improvements required for nitrogen truck access to the Premises. Landlord will use diligent efforts to complete said truck access on or before November 15, 2004,  subject to delays in the City approval process or Force Majeure delays as described in Section 32.8 below.  If Landlord has not completed the construction of the required improvements by November 15, 2004, Landlord, at its sole cost and expense, agrees to provide temporary nitrogen truck access to the Premises on or before November 15, 2004 to ensure access until the permanent improvements have been constructed.

8.5          After the Premises has been constructed, Landlord’s architect shall measure the gross leasable area of the Premises, and shall certify to Landlord such measurement in writing. The GLA so certified will be deemed to be the GLA of the Premises for all purposes of this Lease.  To compute the Premises GLA, Building 6 shall be measured to the drip line as shown on Exhibit A-1.  The initial monthly Base Rent, estimated tax and operating expense payments, Tenant’s Proportionate Share, and the Tenant

Improvement Allowance were based on the estimated GLA set forth in Paragraph A of the Recitals at the beginning of this Lease.  In the event that the Premises GLA as determined pursuant this Section 8.5 is different from the estimated GLA (which difference shall be certified by Landlord’s architect and approved by Tenant), the Base Rent, estimated payments, Tenant’s Proportionate Share, and Tenant Improvement Allowance amounts set forth in Article 1 shall be adjusted accordingly.

8.6          In the event that Landlord, at its sole option, permits Tenant to take possession of the Premises prior to the Commencement Date for the purpose of constructing its Tenant Improvements, such possession shall be on all the terms and conditions of this Lease except for payment of Rent, specifically including the insurance and indemnity provisions in Articles 14 and 16.  In the event that Landlord notifies Tenant that Tenant’s early possession is causing a delay in Landlord’s Work, Tenant shall promptly cease its construction activities and cause its contractor to remove its personnel, subcontractors and equipment from Premises until the Delivery Date or earlier date acceptable to Landlord.

ARTICLE 9.  REPAIRS AND MAINTENANCE

9.1          Landlord, at its sole cost and expense, shall be responsible for the  repair, maintenance and, if necessary, replacement of the structural elements, the roof structure, foundation and the structural integrity of floor slabs of Building 6, provided that Tenant shall pay for the cost of any such repairs to the extent occasioned by the negligent act, omission or willful misconduct of Tenant, its agents, employees, invitees, licensees or contractors, or by the construction of Tenant Improvements by Tenant, but only to the extent such cost is in excess of any proceeds received by Landlord from the insurance for Building 6 maintained by Landlord pursuant to Section 14.2.

9.2          Subject to reimbursement by Tenant as provided in Article 10 hereof, Landlord shall keep and maintain in good repair (including replacement as necessary), the roof covering and the exterior surfaces of the exterior walls and window frames of Building 6 (exclusive of doors, door frames, door checks and other entrances and windows), all Outdoor Areas (defined in Section 10.1) on Parcel 6, all Shared Areas (as defined in the Declaration) for the use of Parcel 6 and  all systems (including sewer, gas, electrical and water lines) serving the Premises to the point of connection to Building 6.  Tenant shall give Landlord prompt written notice of any damage to the Premises requiring repair by Landlord.

9.3          Except to the extent of Landlord’s obligations provided in Sections 9.1 and 9.2 hereof, Tenant shall, at its expense, keep and maintain the Premises and every part thereof in good order, condition and repair, including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connections if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights. Notwithstanding the foregoing, Tenant shall not be required to make any such repairs to the extent occasioned by the negligent act or omission or willful misconduct of Landlord, its agents, employees, or contractors. Tenant shall keep its sewers and drains open and clear to the perimeter of the Premises, and shall keep the hallways and/or sidewalks and common areas adjacent to the Premises clean and free of debris created by Tenant.  Tenant shall reimburse Landlord on demand for the cost of damage to the Premises, Building 6 or Landlord’s Parcels caused by Tenant or its employees, agents, customers, suppliers, shippers, contractors, or invitees which is in excess of any proceeds received by Landlord from the insurance for Building 6 maintained by Landlord pursuant to Section 14.2. If Tenant shall fail to comply with the foregoing requirements within ten (10) days after notice from Landlord, Landlord may (but shall not be obligated to) effect such maintenance and repair, and the cost thereof together with interest thereon at the Interest Rate (defined below) shall be due and payable as Additional Rent to Landlord within thirty (30) days following receipt of Landlord’s written statement of such costs.

See Addendum A-9.3

9.4          Tenant in keeping the Premises in good order, condition, and repair shall exercise and perform good maintenance practices including obtaining, at its expense, a contract for the repair and maintenance of the air conditioning and heating system, if any, exclusively serving the Premises and provide Landlord with a copy of said contract within thirty (30) days after Tenant takes possession of the Premises.  The contract shall be for the benefit of Landlord and Tenant and in a form and placed with a licensed contractor satisfactory to Landlord.  Tenant obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair, except the extent of Landlord’s obligations expressly set forth in this Lease.

9.5          Tenant shall not make any exterior or structural alterations, changes or improvements in or to the Premises or material modifications to any of the Base Building operating systems within the

Premises without first obtaining Landlord’s prior written consent (which may be withheld by Landlord in its sole discretion as to exterior alterations, and which shall not be unreasonably withheld or delayed with respect to structural or Base Building system modifications), and all of the same shall be at Tenant’s sole cost.  Landlord’s consent shall not be required for any interior cosmetic alterations or alterations not affecting Base Building exterior, structure or systems as referenced above, or for any alterations, changes, replacements or improvements to any interior nonstructural Special Tenant Improvements or any other elements of Tenant’s Work; provided that Tenant shall obtain required permits and comply with all other Legal Requirements and all requirements of Article 8 and Exhibit C regarding construction by Tenant and shall notify Landlord not less than ten (10) days prior to commencing any such alterations to give Landlord an opportunity to post a notice of non-responsibility.  Landlord may impose as a condition of its consent (when required) such requirements as Landlord, in its reasonable discretion, may deem necessary, including but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord, and that good and sufficient plans and specifications be submitted to Landlord at such times as its consent is requested. Further, Landlord’s consent to any alteration which Tenant proposes to make after the Commencement Date shall designate by written notice to Tenant any of the alterations, additions and improvements (collectively, “Alterations”) which Landlord will require Tenant to remove at the expiration or termination of the Lease and those Alterations (if any) which Tenant is not permitted to remove.  If Landlord so designates, Tenant shall prior to the expiration of the Term promptly remove the Alterations designated to be removed and repair all damage caused by such removal at its cost and with all due diligence, and shall surrender the Premises with all Alterations which Tenant is required to leave.  Unless Landlord designates as a condition to granting its consent to any Alterations that removal by Tenant is required or prohibited, Tenant shall have the right, but not the obligation to remove from the Premises the Alterations for which consent was obtained so long as Tenant promptly repairs any damage resulting from such removal.  Except as otherwise expressly provided herein, all Alterations made by Tenant (specifically excluding Tenant’s furniture, trade fixtures and equipment) shall become the property of Landlord and a part of the realty and shall be surrendered to Landlord upon the expiration or sooner termination of the Term hereof.

See Addendum A-9.5.

ARTICLE 10.  OPERATING AND MAINTENANCE COSTS

10.1           All Common Areas in the Center shall be operated and maintained by the Association pursuant to the Declaration.  The term “Common Areas” as used in this Lease shall include all areas in the Center defined as Common Areas in the Declaration. Landlord agrees to operate and maintain or cause to be operated and maintained during the term of this Lease all “Outdoor Areas” on Parcel 6.  The term “Outdoor Areas” as used in this Lease shall include all areas on each of Landlord’s Parcels which are not Common Areas, or areas covered by buildings (“Building Areas”) and are provided by Landlord for the convenience and exclusive use of tenants of each of Landlord’s Parcels, their respective employees, customers, suppliers, shippers, contractors, and invitees.

10.2        The manner and method of operation, maintenance, service and repair of the Common Areas and the expenditures therefor, shall be determined in accordance with the provisions of the Declaration.  The manner and method of operation, maintenance, service and repair of the Outdoor Areas shall be determined by Landlord and at minimum shall be comparable to similar projects in the general vicinity of the Center and shall be in accordance with all Legal Requirements.  Except as otherwise expressly provided herein, Landlord reserves the right from time to time to make changes in, additions to and deletions from the Outdoor Areas and/or Common Areas including without limitation changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways and the purposes to which they are devoted.  Notwithstanding the foregoing, in no event shall Landlord make or permit any modifications to Landlord’s Parcels which materially and adversely affect Tenant’s access to or from Parcel 6 as shown on Exhibit A or which would reduce the number of exclusive parking spaces on Parcel 6 available to Tenant, its agents, employees or contractors.

10.3        Tenant agrees to comply with such reasonable rules and regulations as the Association may adopt from time to time for the orderly and proper operation of the Common Areas.  Tenant further agrees to comply with and observe all reasonable rules and regulations established by Landlord from time to time for use of the Outdoor Areas on Parcel 6, including, without limitation, the removal, storage and disposal of refuse and rubbish.  The initial Rules and Regulations for the Center are attached hereto as Exhibit E.  All rules and regulations adopted or amended after the date of this Lease shall be reasonable and non-discriminatory and shall be subject to the restrictions set forth in Section A-4.9 of the Addendum.

10.4        Commencing with the Commencement Date, during the Term of this Lease, Tenant shall pay to Landlord, as Additional Rent, at the time and in the manner specified in Section 10.6 below, Tenant’s Proportionate Share of all costs and expenses of every kind and nature paid or incurred by Association and/ or Landlord in operating, policing, protecting, lighting, providing sanitation and sewer and other services to, insuring, repairing, replacing and maintaining in neat, clean, good order and condition, the Common Areas of the Center and all Outdoor Areas on Landlord’s Parcels and in operating, insuring and maintaining the Buildings on Landlord’s Parcels (“operating and maintenance costs”) that are allocable to Building 6 as provided in Section 10.5 below.

Subject to the exclusions set forth below, operating and maintenance costs shall include, but shall not be limited to, the following:  water, gas and electricity to the Common Areas and Outdoor Areas, and security and guard services; salaries and wages (including employment taxes and so called “fringe benefits”) or maintenance contracts of all persons and management personnel to the extent engaged in the regular operation, servicing, repair and maintenance, (specifically including the site coordinator and site superintendent, clerical, and on-site and off-site accounting staff), repair and replacement of roofs of Buildings on Landlord’s Parcels, painting and cleaning the exterior surfaces of such Buildings, premiums for liability, property damage and Workers’ Compensation insurance (which insurance Landlord, at all times during the Lease term, agrees to maintain with respect to Landlord’s Parcels); all costs associated with obtaining such insurance or making any claims under such insurance policies, including the cost of any deductible portion payable with respect to claims (subject to subparagraphs (x) and (xxv)); personal property taxes, if any; charges, excises, surcharges, fees or assessments levied by a governmental agency by virtue of the parking facilities furnished; costs and expenses of planting, replanting and relandscaping; trash disposal, if any; lighting, including exterior building lights; utilities; maintenance and repair of utility lines, sewers and fire detection and suppression systems (including the water used in connection with such systems); sweeping, repairing and resurfacing the blacktop surfaces; repainting and restriping;  exterior signs and any tenant directories for the Center as a whole, reserves set aside for maintenance and repair, the cost of any environmental inspections; fees for any licenses and/or permits required for operation of the Common Areas and Outdoor Areas, or any part thereof; equipment rental or purchases, supplies, postage, telephone, service agreements, deliveries, promotion, dues and subscriptions, and reasonable legal fees.

The following costs shall be excluded from the operating and maintenance costs payable by Tenant:

(i)            the costs of the initial construction of the Center, including the Buildings, roads, parking lots, utility lines and similar improvements shown on Exhibit A;

(ii)                                  debt service (including, without limitation, principal, interest, late fees, prepayment fees, principal, points, impound payments and all other charges) with respect to any financing relating to Landlord’s acquisition or initial construction of the Center or any portion thereof or any refinancing of such costs;

(iii)                               any fees or other amounts payable with respect to any ground lease now or hereafter affecting any portion of the Center;

(iv)                              any costs, fines or penalties incurred as a result of any violation of  laws, rules or regulations by Landlord, its agents, employees or contractors;

(v)                                 the cost of any items for which Landlord is reimbursed (or if Landlord fails to carry the insurance required by Section 14.2, would have been so reimbursed) by insurance proceeds, condemnation awards, other tenants of the Center, or for which Landlord is otherwise actually reimbursed;

(vi)                              any real estate brokerage commissions or other costs (including, without limitation, finder’s fees, legal fees, space planning fees and review and supervision fees) incurred in connection with the sale, leasing or subleasing of any portion of the Center, including the renewal, extension or modification of leases;

(vii)                           any costs representing amounts paid to an entity or person which is an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of the relationship, including, without limitation, any overhead or profit increment paid to subsidiaries or affiliates of Landlord for goods and/or services to any portion of the Center to the extent in excess of the amount which would be paid to unaffiliated third parties on a competitive basis;

(viii)                        capital improvements and expenditures shall be amortized over the useful life of the capital item in accordance with GAAP.

(ix)                                non-cash items, such as deductions for depreciation or obsolescence of any improvements or equipment within or used in connection with the Center, and reserves for future expenditures (except reserves maintained by the Association pursuant to the Declaration);

(x)                                   costs incurred by Landlord for the repair of damage to the Center caused by fire, windstorm, earthquake or other casualty, condemnation or eminent domain; provided that an amount equal to the deductible under Landlord’s insurance policy may be included, up to a maximum of $5,000 for property damage and $25,000 for liability insurance (collectively the “Existing Deductibles”), unless otherwise approved by Tenant, and specifically excluding any earthquake insurance deductible;

(xi)                                Landlord’s general corporate overhead and general administrative expenses (including memberships, travel, recruitment and marketing);

(xii)                             any compensation or benefits paid to clerks or attendants for parking operations of the Center, including validated parking for any entity unless the revenues, if any, from such operations are used to reduce the operating and maintenance costs;

(xiii)                          electric power, water or other utility costs for which any tenant or occupant of the Center directly contracts with the local public service company or for which any tenant is separately metered or submetered and pays Landlord directly;

(xiv)                         penalties, late charges and interest incurred as a result of Landlord’s failure or negligence to make payments and/or to file any returns (including tax or other informational returns) when due, unless due to Tenant’s failure to timely pay the Rent hereunder;

(xv)                            Landlord’s charitable or political contributions, membership dues to organizations or expenses related to attendance at or travel to meetings of political, charitable or business organizations;

(xvi)                         costs associated with the operation of the business of the corporation, partnership or other entity which constitutes Landlord as the same are distinguished from the costs of operation of the Center, including partnership accounting and legal matters, and costs of selling or mortgaging any of Landlord’s interest in the Center;

(xvii)                      any expenses for repairs or maintenance to the extent reimbursed through warranties, service contracts or recoveries from vendors;

(xviii)                   any costs incurred in connection with the defense of Landlord’s title to the Center or any portion thereof;

(xix)                           fines and penalties incurred by Landlord due to the violation by Landlord or any tenant of the Center of the terms and conditions of any lease at the Center, or fines or penalties incurred by Landlord due to the violation by Landlord or any tenant of the Center of any law, code, regulation or ordinance;

(xx)                              marketing, advertising and promotional expenditures ;

(xxi)                           any bad debt or expense, rent loss or reserves for bad debt or rent loss;

(xxii)                        any amounts constituting “Taxes” as defined in and to the extent payable pursuant to Article 7 of this Lease;

(xxiii)                     the costs of any building repairs, maintenance, replacement or casualty insurance for any buildings other than Building 6;

(xxiv)                    any costs which would duplicate a cost included in the Association charges payable by Tenant with respect to Parcel 6;

(xxv)                       any premiums for any policy of earthquake insurance with respect to the Center or any portion thereof or any deductible amount under such policies.

10.5        Tenant shall pay its share of the operating and maintenance costs described in Section 10.4 above as provided in this Section 10.5.  Tenant’s share of operating and maintenance costs for the Common Areas of the Center shall be Tenant’s Proportionate Share of such costs allocated by the Association to Parcel 6 pursuant to the Declaration.  Tenant’s share of all other operating and maintenance costs shall be as follows:  (i) costs related to repairs the Buildings on Landlord’s Parcels shall be determined by the GLA of the Premises compared to the aggregate GLA of all Buildings on Landlord’s Parcels, (ii) costs related to the Outdoor Areas on Landlord’s Parcels shall be determined by the square footage of Parcel 6 compared to the total square footage of all of Landlord’s Parcels, and then charging Tenant for Tenant’s Proportionate Share thereof, and (iii) notwithstanding the foregoing, operating costs which benefit only one or a portion of all of Landlord’s Parcels shall be allocated only among the Parcels benefited either by GLA or Parcel square footage, as applicable, and Tenant shall be charged only for

Tenant’s Proportionate Share of that portion of the operating costs that is allocable to Building 6 or Parcel 6, as the case may be.

10.6        As Additional Rent, Tenant shall pay Landlord monthly on the first day of each month, following the Commencement Date and continuing on the first day of each month thereafter during the Term hereof, an operating and maintenance charge in an amount estimated by Landlord to be Tenant’s share of the “operating and maintenance costs”.  If the Commencement Date does not occur the first day of a month, Tenant’s first monthly payment shall include the amount payable for the partial month at the beginning of the term. The initial monthly operating and maintenance charge shall be the amount estimated by Landlord as set forth in Paragraph 1(d). Landlord may adjust said monthly charge at the end of each calendar year thereafter on the basis of Landlord’s reasonably anticipated costs for the following calendar year.

10.7        Within one hundred twenty (120) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing the total operating and maintenance costs, Tenant’s share of such costs, and the total of the monthly payments made by Tenant to Landlord during the calendar year just ended.  Landlord shall keep good and accurate books and records concerning the operation, maintenance and management of the Landlord’s Parcels, and Tenant and its agents shall have the right, upon twenty (20) days’ written notice given within nine (9) months after receipt of the statement for a calendar year, and at Tenant’s sole cost and expense to audit, inspect and copy such books and records with respect to such calendar year at the office where the same are located.  If such audit discloses that the annual statement has overstated the actual operating and maintenance expenses for the calendar year under review, Landlord shall rebate to Tenant the amount by which Tenant has been overcharged or, at Tenant’s election, Tenant may offset such amount against operating and maintenance charges becoming due; and if the audit discloses that Landlord’s annual statement has overstated such charges by more than five percent (5%), then, in addition to rebating to Tenant any overcharge, Landlord shall also pay the reasonable costs incurred by Tenant for such audit. If Landlord disputes the results of Tenant’s audit, the parties shall submit the dispute for resolution by arbitration in accordance with the procedures set forth in Section 10.4 of the Declaration, which shall be deemed to be incorporated herein by this reference. The decision of the arbitrator shall be binding and conclusive on the parties.

10.8        If Tenant’s share of the operating and maintenance costs for the accounting period exceeds the payments made by Tenant, Tenant shall pay Landlord the deficiency within ten (10) days after the receipt of Landlord’s statement.  If Tenant’s payments made during the accounting period exceed Tenant’s pro-rata share of the operating and maintenance costs, Tenant may deduct the amount of the excess from the estimated payments next due to Landlord.  If a credit remains at the end of the Lease Term, such credit shall be refunded by Landlord to Tenant within twenty (20) business days thereafter.  The obligations of Landlord and Tenant under this Section 10.8 shall survive the termination of this Lease.

ARTICLE 11.  TRADE FIXTURES AND SURRENDER

11.1        Upon the expiration or sooner termination of the Term hereof, Tenant shall surrender the Premises including, without limitation, all apparatus and fixtures then upon the Premises, in good condition and repair, reasonable wear and tear excepted, broom clean and free of trash and rubbish, subject, however to the following:

a  Tenant shall remove all Alterations which Landlord has designated to be removed pursuant to Section 9.5 above and shall leave all Alterations which Landlord has designated pursuant to that Section must remain;

b. If no consent was required or obtained, Tenant shall either remove or leave all Alterations which Landlord prior to the end of the Term designates in writing to Tenant must be removed or left in place;

c. Tenant at its election may remove or leave all Alterations with respect to which Landlord has not made a designation as described in (a) or (b) above.

d. Tenant shall remove all of Tenant’s Personal Property (as defined in Section 11.3 below).

e. Tenant shall repair all damage caused by removal of its Personal Property and any Alterations Tenant is permitted to remove.

Notwithstanding anything to the contrary herein, Tenant Improvements and any Special Tenant Improvements shall be the property of Landlord throughout the Term  to the extent of the amount of the Tenant Improvement Allowance, and such improvements may not be removed by Tenant without Landlord’s prior written consent.  To the extent the costs of Tenant Improvements and/or Special Tenant Improvements exceed the Tenant Improvement Allowance, such improvements shall be owned by Tenant throughout the Term. At the end of the Term, all Tenant Improvements and Special Tenant Improvements which Tenant  is not required to remove in accordance with the terms hereof shall be surrendered by Tenant without any injury, damage or disturbance thereto, and Tenant shall not be entitled to any payment therefor.

11.2        Within ninety (90) days prior to its Lease expiration, Tenant shall notify Landlord in writing of the manner and means in which it will remove any and all Hazardous Substances used in the Premises during its occupancy.  Tenant shall also certify in writing upon delivery of Premises to Landlord on the date of the Lease expiration that all Hazardous Substances were removed in accordance with all governmental and regulatory laws.

11.3        Moveable trade fixtures, furniture and other personal property (collectively, Tenant’s “Personal Property”) installed in the Premises by Tenant at its cost shall be Tenant’s property unless otherwise provided in Section 11.1 above and Tenant shall remove all of the same prior to the termination of this Lease and at its own cost repair any damage to the Premises and Parcel 6 caused by such removal.  If Tenant fails to remove any of such property, Landlord may at its option retain such property as abandoned by Tenant and title thereto shall thereupon vest in Landlord, or Landlord may remove the same and dispose of it in any manner and Tenant shall, upon demand, pay Landlord the actual expense of such removal and disposition plus the cost of repair of any and all damage to said Premises and the building thereto resulting from or caused by such removal.

ARTICLE 12.  DAMAGE OR DESTRUCTION

12.1        Except as otherwise provided in Section 12.2 below, if the Premises are damaged and destroyed by any casualty covered by fire and special extended coverage insurance policies which Landlord is required to provide pursuant to Article 14, Landlord shall repair such damage as soon as reasonably possible, to the extent of the available proceeds, and the Lease shall continue in full force and effect.

12.2        If the Premises are damaged or destroyed by any casualty covered by Landlord’s fire and special extended coverage insurance policies which Landlord is required to provide pursuant to Article 14, to the extent of seventy-five percent (75%) or more of the replacement cost thereof, or to the extent of twenty-five percent (25%) or more of the replacement cost of the Premises if the damage occurs during the last twelve (12) months of the Term, or if the insurance proceeds which are received by Landlord, under the policies Landlord is required to provide, are not sufficient to repair the damage (specifically including any insufficiency due to payment of such proceeds to Landlord’s lender, if required), then Landlord may, at Landlord’s option, either (i) repair such damage as soon as reasonably possible, in which event this Lease shall continue in full force and effect, or (ii) cancel and terminate this Lease as of the date of the occurrence of such damage.  Landlord shall deliver to Tenant written notice of Landlord’s election within sixty (60) days after the date of the occurrence of the damage, which notice shall also specify the expected time to restore the Premises if Landlord elects to repair the damages.

12.3        If at any time during the Term the Premises are damaged and such damage was caused by a casualty not covered under the insurance policy Landlord is required to carry pursuant to Section 14.2, Landlord may, at its option, either (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) cancel and terminate this Lease as of the date of the occurrence of such damage, by giving Tenant written notice of Landlord’s election to do so within thirty (30) days after the date of occurrence of such damage, in which event this Lease shall so terminate unless within thirty (30) days thereafter Tenant agrees to repair the damage at its cost and expense or pay for Landlord’s repair of such damage.

12.4        Notwithstanding anything to the contrary herein, if it is determined that the damage or destruction resulting from a casualty cannot be repaired within twelve (12) months following the date of casualty, Tenant may terminate this Lease by written notice delivered to Landlord within thirty (30) days following Tenant’s receipt of Landlord’s written notice given under Section 12.2 or 12.3 above.

12.5        In the event of any damage or destruction the Base Rent and all Additional Rent payable by Tenant hereunder shall be proportionately reduced from the date of casualty until the completion by Landlord of any repair or restoration pursuant to this Article 12 (provided that the abatement period shall not exceed twelve (12) months). Said reduction shall be based upon the extent to which the damage or the making of such repairs or restoration shall interfere with Tenant’s business conducted in the Premises.

12.6        Landlord shall in no event be required or obligated to repair, restore or replace any of Tenant’s Personal Property. Landlord shall restore the Tenant Improvements and Special Tenant Improvements (if any) to the extent of insurance proceeds received by Landlord.  In the event of a termination of this Lease pursuant to this Article 12, Landlord shall pay to Tenant from the proceeds of the insurance payable to Landlord with respect to the Tenant Improvements and Special Tenant Improvements an amount equal to the unamortized cost of Tenant’s ownership interest in the Tenant Improvements and the Special Tenant Improvements.

12.7        In the event of a dispute by the parties regarding the extent of damage, duration of repair or rights of termination under Articles 12 or 13 only of the Lease, either party can request arbitration within ninety (90) days after the date of the damage has occurred.  In such event the dispute shall be resolved by arbitration in accordance with the procedures set forth in Section 10.4 of the Declaration. The decision of the arbitrator shall be binding and conclusive on the parties.

ARTICLE 13.  EMINENT DOMAIN

13.1        If all or substantially all of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain (or similar law authorizing the involuntary taking of private property, which shall include a sale in lieu thereof to a public body), either party hereto shall have the right, at its option, to terminate this Lease effective as of the date possession is taken by said authority, and Landlord shall be entitled to any and all income, rent, award and any interest thereon whatsoever which may be paid or made in connection with such public or quasi-public use or purpose.  Tenant shall have no claim against Landlord for any portion of Landlord’s award and shall not make a claim for the value of any unexpired term of this Lease.

13.2        If only a portion of the Premises is taken such that the Premises are still accessible and usable for the operation of Tenant’s business, then this Lease shall continue in full force and effect and the proceeds of the award shall be used by Landlord to restore the remainder of the improvements on the Premises so far as practicable to a complete unit of like quality and condition to that which existed immediately prior to the taking, and all Rent payable by Tenant hereunder shall be reduced in proportion to the floor area of the Premises which is no longer available for Tenant’s use.  Landlord’s restoration work shall not exceed the scope of work done by Landlord in originally constructing the Premises and the cost of such work shall not exceed the amount of the award received by Landlord with respect to the Premises.

13.3        Nothing hereinbefore contained shall be deemed to deny to Tenant its right to seek a separate award from the condemning authority for the unamortized costs of Tenant’s ownership interest in the Tenant Improvements and Special Tenant Improvements, damage to its trade fixtures and personal property, relocation expenses or loss of goodwill.

ARTICLE 14.  INSURANCE

14.1        Tenant shall, at all times during the Term hereof, at its expense, carry and maintain insurance policies in the amounts and in the form hereafter provided:

(a)           Commercial Liability and Property Damage:  Commercial general liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the general aggregate of bodily injury and property damage insuring against liability of the insured with respect to the Premises or arising from the maintenance, use or occupancy thereof.  All such insurance shall include contractual liability insurance for the bodily injury, personal injury and property damage liability assumed by Tenant in Article 16 hereof.  Said insurance shall provide that Landlord is named as an additional insured and will have a “separation of insureds” clause.  Landlord’s recovery under Tenant’s insurance as an additional insured shall apply to loss or damages resulting from Tenant’s negligence and shall not be restricted due to any contributory negligence on the part of Landlord.  However, Tenant’s insurance shall not responsible for loss or damage that is determined to be due to the sole negligence of Landlord.  The insurance by this policy shall be primary insurance. The liability insurance required to be provided by Tenant shall be applicable to claims incurred by reason of events with respect to the Premises or arising from the maintenance, use or occupancy thereof during the term of this Lease, regardless of when such claims shall be first made against Tenant and/or Landlord.  Should any required liability insurance be written on a claims-made basis, Tenant shall continue to provide evidence of such coverage beyond the term of this Lease, for a period mutually agreed upon by Landlord and Tenant at the time of termination, but in no event for a period of less than five years. Not more frequently than once each year, if in the opinion of Landlord’s lender or of the insurance consultant retained by Landlord, the amount of liability insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as either required by Landlord’s lender or recommended by Landlord’s insurance consultant.

(b)           Tenant Personal Property:  Insurance covering all of Tenant’s trade fixtures, merchandise and other personal property from time to time in the Premises in an amount equal to their full replacement cost from time to time, providing protection against the “risks of physical damage” as provided in the ISO Causes of Loss – Special Form (CP 10 30), or equivalent insurance company form.

The proceeds of such insurance shall, so long as this Lease remains in effect, be used to repair or replace the property damaged or destroyed, as determined by Tenant.

(c)           Worker’s Compensation:  Worker’s Compensation insurance as required by the State of California

(d)           Policy Form:  All insurance to be carried by Tenant hereunder shall be in companies, on forms and with loss payable clauses satisfactory to Landlord.  The commercial liability and property damage insurance carried by Tenant pursuant to Section 14.1(a) above shall name Landlord, its managers, their officers, directors, partners, employees and agents as additional insureds.  Each policy shall include a notice of cancellation to additional insured on the Additional Insured endorsement providing that no such policy shall be canceled except upon thirty (30) days advance notice to all additional insureds by the issuing company in the event of cancellation.  Tenant shall have the right to maintain required insurance under blanket policies provided that Landlord and such parties as Landlord may reasonably designate from time are named therein as additional insureds (as to Tenant’s liability policies)and that the coverage afforded Landlord will not be reduced or diminished by reason thereof, including self funded insurance reserves.

(e)           Evidence of Insurance:  Concurrent with delivery of possession of the Premises to Tenant, Tenant shall provide Landlord with the following evidence of insurance:

(i)         Certificate evidencing that each of the insurance policies required in subparagraphs (a), (b) and (c) above are in full force and effect, and

(ii)        A copy of the applicable provision or endorsement from each of Tenant’s policies specifying that Landlord and the parties designated by Landlord are additional insureds, that the insurer recognizes the waiver of subrogation set forth in Article 15 hereof, and that the insurer agrees not to cancel the policy without the notice to Landlord specified in subparagraph (d) above.

14.2        Subject to reimbursement by Tenant as provided in Article 10 herein, Landlord shall obtain and keep in force during the term hereof, a policy or policies of insurance covering loss or damage to Building 6 and improvements on Landlord’s Parcels. Landlord’s insurance shall cover the “risks of physical damage” as provided in the ISO Causes of Loss – Special Form (CP 10 30), or equivalent insurance company form, together with an endorsement providing for rental income insurance covering all Rent payable by Tenant hereunder for a period of twelve (12) months.

14.3        Landlord’s policy described in Section 14.2 shall also insure all Tenant Improvements and Special Tenant Improvements for one hundred percent of the replacement cost thereof, with an agreed amount endorsement in lieu of coinsurance.  Tenant shall pay to Landlord the cost of the insurance covering the Tenant Improvements and Special Tenant Improvements as provided in Article 10 herein.  Tenant acknowledges that Landlord’s insurance on the Tenant and Special Tenant Improvements will not include earthquake insurance.  Upon Tenant’s request, Landlord shall obtain such coverage at Tenant’s sole cost and expense.

14.4        If Tenant shall fail to procure and maintain any insurance policy required herein, Landlord may (but shall not be obligated to), after reasonable written notice to Tenant procure the same on Tenant’s behalf, and the cost of same shall be payable as Additional Rent within ten (10) business days after written demand therefor by Landlord.  Tenant’s failure to pay such Additional Rent shall constitute an Event of Default of this Lease, and Landlord may, without any further notice, exercise its remedies specified in Article 25 hereof.

ARTICLE 15.  WAIVER OF SUBROGATION

Any fire and special extended coverage insurance and any other property damage insurance carried by either party with respect to Landlord’s Parcels, the Common Areas, the Premises and property contained in the Premises or occurrences related to them shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of damage or loss.  Each party, notwithstanding any provisions of this Lease to the contrary, waives any right of recovery against the other for injury or loss due to hazards covered by insurance containing such clause or endorsement to the extent that the damage or loss is covered by such insurance.

ARTICLE 16.  RELEASE AND INDEMNITY

16.1        Tenant shall indemnify, defend and hold harmless Landlord against and from any and all claims, actions, damages, liability and expenses, including reasonable attorneys’ fees, arising from or out of Tenant’s use of the Premises or from the conduct of its business or from any activity, work, or other things done, permitted or suffered by the Tenant in or about the Premises or Tenant’s reserved parking spaces.  Tenant shall further indemnify, defend and hold Landlord harmless from any and all claims arising from any negligent act or omission or willful misconduct of Tenant, or any officer, agent, employee, contractor, guest, or invitee of Tenant, and from all costs, damages, attorney’s fees, and liabilities incurred in defense of any such claim of any action or proceeding brought thereon, including any action or proceeding brought against Landlord by reason of such claim.  Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in the Premises, from any cause except to the extent arising out of or resulting from Landlord’s (or its agents’, employees’ or contractors’) negligent act or omission or willful misconduct.  Tenant shall give prompt notice to Landlord in case of casualty or accidents in the Premises.

16.2        Landlord shall indemnify, defend and hold harmless Tenant against and from any and all claims, actions, damages, liability and expenses, including reasonable attorneys’ fees, arising from or out of any activity, work, or other things done by Landlord, its agents, employees or contractors in or about the Outdoor Areas and Common Areas on Landlord’s Parcels.  Landlord shall further indemnify, defend and hold Tenant harmless from any and all claims arising from the negligent act or omission or willful misconduct of Landlord, or any officer, agent, employee, or contractor of Landlord while on any of Landlord’s Parcels or Buildings, and from all costs, damages, attorney’s fees, and liabilities incurred in defense of any such claim of any action or proceeding brought thereon, including any action or proceeding brought against Tenant by reason of such claim.

16.3        Except to the extent arising out of or resulting from Landlord’s negligent act or omission or willful misconduct, Landlord shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers, or by any other person in or about the Premises caused by or resulting from fire, building vibrations or movement of floor slab, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same, whether said damage or injury results from conditions arising upon the Premises or from other sources.  Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of the Building.  Notwithstanding the foregoing, nothing contained herein shall limit any representations, warranties or covenants of Landlord set forth in this Lease, or any warranties provided with respect to work performed by Landlord’s contractors.  Further, notwithstanding the foregoing, the terms of Article 12 shall govern with respect to any events of casualty.

ARTICLE 17.  INSOLVENCY, ETC.  OF TENANT

17.1        The filing of any petition in bankruptcy whether voluntary or involuntary, or the adjudication of Tenant as bankrupt or insolvent, or the appointment of a receiver or trustee to take possession of all or substantially all of Tenant’s assets, or an assignment by Tenant for the benefit of its creditors, or any action taken or suffered by Tenant under any State or Federal insolvency or bankruptcy act including, without limitation, the filing of a petition for or in reorganization, or the taking or seizure under levy of execution or attachment of the Premises or any part thereof, shall constitute a breach of this Lease by Tenant, and in any one or more of said events this Lease shall be deemed terminated to the extent such result is permitted by relevant bankruptcy laws and statutes.

17.2        Landlord shall be entitled, notwithstanding any provision of this Lease to the contrary, upon re-entry of the Premises in case of a breach under this Article, to recover from Tenant as damages, and not as a penalty, such amounts as are specified in Article 25, unless any statute governing the proceeding in which such damages are to be proved shall lawfully limit the amount thereof capable of proof, in which later event Landlord shall be entitled to recover as and for its damages the maximum amount permitted under said statute.

ARTICLE 18.  PERSONAL PROPERTY AND OTHER TAXES

18.1        Tenant shall pay, before delinquency, any and all taxes and assessments, sales, use, business, occupation or other taxes, and license fees or other charges whatever levied, assessed or imposed upon its business operations conducted in the Premises.  Tenant shall also pay, before delinquency, any and all taxes and assessments levied, assessed or imposed upon its equipment, furniture, furnishings, trade fixtures, merchandise and other personal property in, on or upon the Premises.

18.2        Tenant shall pay all taxes and assessments levied, assessed or imposed on Tenant’s trade fixtures and its leasehold improvements, regardless of whether such improvements were installed and/or paid for by Tenant or by Landlord, and regardless of whether or not the same are deemed to be a part of the Building.

18.3        Tenant shall pay (or reimburse Landlord therefor forthwith on demand) any excise tax, gross receipts tax, or any other tax however designated, and whether charged to Landlord, or to Tenant, or to either or both of them, which is imposed on or measured by or based on the rentals to be paid under this Lease, or any estate or interest of Tenant, or any occupancy, use or possession of the Premises by Tenant.

18.4        Nothing hereinabove contained in this Article shall be construed as requiring Tenant to pay any inheritance, estate, succession, transfer, gift, franchise, income or profits tax or taxes imposed upon Landlord.

ARTICLE 19.  SIGNS

Tenant shall not place, construct or maintain on the windows, doors or exterior walls or roof of the Premises or any interior portions that may be visible from the exterior of the Premises, any signs, advertisements, names, trademarks or other similar item without Landlord’s consent, which consent shall not be unreasonably withheld or delayed so long as the signage Tenant installs complies with all Legal Requirements and the master sign program for the Center.  Upon written notice from Landlord specifying the violation in reasonable detail, Tenant shall, at Tenant’s cost, remove any item so placed or maintained which does not comply with the provisions of this Section.  Landlord agrees that Landlord shall not install or permit the installation of signs or billboards on the exterior walls and/or the roof of the Premises.

See Addendum 32.26.

ARTICLE 20.  ASSIGNMENT AND SUBLETTING

20.1        Subject to the terms of Section 20.4, Tenant shall not voluntarily, involuntarily, or by operation of law assign, transfer, hypothecate, or otherwise encumber this Lease or Tenant’s interest therein, and shall not sublet nor permit the use by others of the Premises or any part thereof without first obtaining in each instance Landlord’s written consent.  If consent is once given by Landlord to any such assignment, transfer, hypothecation or subletting, such consent shall not operate as a waiver of the necessity for obtaining Landlord’s consent to any subsequent assignment, transfer, hypothecation or sublease, and no assignment shall release Tenant from any liability hereunder.  Any such assignment or transfer without Landlord’s consent shall be void and shall, at Landlord’s option, constitute an Event of Default of this Lease.  This Lease shall not, nor shall any interest therein, be assignable as to Tenant’s interest by operation of law, without Landlord’s express prior written consent.

20.2        The consent of Landlord required under Section 20.1 above shall not be unreasonably withheld or delayed.  Should Landlord withhold its consent for any of the following reasons, the withholding shall be deemed to be reasonable:

(a)                                                     Conflict of the proposed use with other uses in the Building or Center;

(b)                                                    Financial inadequacy of the proposed subtenant or assignee;

(c)                                                     A proposed use which would diminish the reputation of the Center or the other businesses located therein;

(d)                                                    A proposed use which would have a detrimental impact on the common facilities or the other tenants in the Center.

20.3        Each assignee or transferee shall agree to assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of all rents due here under, and for the due performance during the term of all the covenants and conditions herein set forth by Tenant to be performed.  No assignment or transfer shall be effective or binding on Landlord unless said assignee or transferee shall, concurrently, deliver to Landlord an assumption agreement by said assignee or transferee assuming all obligations of Tenant under this Lease.

20.4        Notwithstanding anything to the contrary herein, Landlord’s consent shall not be required for any assignment, transfer or sublease to any entity which controls, is controlled by or under common control with Tenant, or to any entity resulting from a reorganization, merger or sale of substantially all of the assets of Tenant.  The term “control” shall mean the ownership of at least 50% of the stock or assets of Tenant.  Further, Landlord’s consent shall not be required for any offering of the stock of Tenant on the public market or any open market transactions involving the stock of Tenant.  If Tenant is not a publicly traded corporation, or if Tenant is an unincorporated association or a partnership, the transfer, assignment, or hypothecation or any stock or interest in such corporation, association or partnership in the aggregate of in excess of fifty percent (50%) shall be deemed an assignment within the meaning of this Article, except transfers in connection with Tenant becoming a publicly traded corporation.  Tenant shall give Landlord prior written notice of all transfers, whether or not consent is required, and in no event shall Tenant be released from any of its obligations under this Lease.

20.5        If Tenant intends to assign this Lease and Landlord’s consent to such assignment is required, Tenant shall give prior written notice to Landlord of each such proposed assignment or subletting specifying the proposed assignee or subtenant and the terms of such proposed assignment or sublease.  Landlord shall, within fifteen (15) business days thereafter, notify Tenant in writing either, that (i) it consents (subject to any conditions of consent that may be imposed by Landlord) or does not consent to such transaction, or (ii) it elects to cancel this Lease in which event the parties would have no further obligations to each other except with respect to obligations which arose prior to the effective date of termination or which otherwise survive the termination of this Lease.

20.6        In the event of an assignment or subletting which requires Landlord’s consent pursuant to this Article 20, Tenant shall assign to Landlord 75% of any and all consideration paid to Tenant directly or indirectly for the assignment by Tenant of its leasehold interest, and 75% of any and all subrentals payable by sublessees to Tenant which are in excess of the Rent payable by Tenant hereunder.  Tenant’s brokerage fees shall be paid by Tenant and deducted from excess proceeds on a pro rata basis monthly over the term of the sublease.

20.7        Tenant agrees to reimburse Landlord for Landlord’s reasonable costs and attorneys fees’ incurred in connection with the processing and documentation of any requested assignment, transfer, hypothecation or subletting of this Lease aforesaid, whether or not such consent is granted, in an amount not to exceed $2500 in each instance.

ARTICLE 21.  RIGHTS RESERVED BY LANDLORD

Subject to Tenant’s reasonable security and trade secret requirements, upon reasonable prior notice, Landlord or its agents shall have the right to enter the Premises for the purposes of:

(a)                                                     Inspection of the Premises and the equipment therein, not to exceed once per calendar quarter (or not to exceed once per year for inspections of any clean room), except in the event of an emergency or unless a known problem exists or Landlord is responding to a third party complaint involving the Premises;

(b)                                                    Making repairs or improvements to the Premises and/or Building 6 which are the responsibility of Landlord under the terms of this Lease;

(c)                                                     Performing remodeling, construction or other work incidental to any portion of the Building 6, including, without limitation, the premises of another tenant adjacent to, above or below the Premises. Landlord agrees to coordinate the timing and staging of any major construction program with Tenant

(d)                                                    Showing the Premises to persons wishing to purchase or make a mortgage loan upon the same;

(e)                  Posting notice of non-responsibility;

(f)                                                       Posting “For Lease” signs and showing the Premises to persons wishing to rent the Premises during the last six (6) months of the term of this Lease.

ARTICLE 22.  INTENTIONALLY DELETED

ARTICLE 23.  RIGHT OF LANDLORD TO PERFORM

All covenants to be performed by Tenant hereunder shall be performed by Tenant at its sole cost and expense and without any abatement of any rent to be paid hereunder, subject to the terms and conditions set forth in this Lease.  If Tenant shall fail to pay any sum, other than rent, required to be paid by it or shall fail to perform any other act on its part to be performed, and such failure shall continue beyond the applicable notice and grace period set forth in Article 25, Landlord may (but shall not be obligated to) and without waiving or releasing Tenant from any of its obligations, make any such payment or perform any such other act on Tenant’s part to be made or performed as herein provided.  All sums so paid by Landlord and all necessary incidental costs, together with interest at the Interest Rate from the date of such payment by Landlord shall be payable by Tenant as Additional Rent within thirty (30) days after Landlord’s written demand therefor.  Tenant’s failure to pay such Additional Rent shall constitute an Event of Default of this Lease, and Landlord may, without any further notice, exercise its remedies specified in Article 25 hereof.

ARTICLE 24.  LANDLORD DEFAULT

24.1        If Landlord shall be in default of any covenant of this Lease to be performed by it, Tenant, prior to exercising any right or remedy it may have against Landlord on account thereof, shall give Landlord a thirty (30) day written notice of such default, specifying the nature of such default.  Notwithstanding anything to the contrary elsewhere in this Lease, Tenant agrees that if the default specified in said notice is of such nature that it can be cured by Landlord, but cannot with reasonable diligence be cured within said thirty (30) day period, then such default shall be deemed cured if Landlord within said thirty (30) days period shall have commenced the curing thereof and shall continue thereafter with all due diligence to cause such curing to proceed to completion.

24.2        If Landlord shall fail to cure a default of any covenant of this Lease to be performed by it within the time period provided in Section 24.1, the same shall be deemed an Event of Default by Landlord and, subject to Section 24.3, Tenant may pursue all remedies available at law or in equity and may recover all costs and expenses incurred by Tenant by reason of such default by Landlord.  Notwithstanding the foregoing, if Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied solely out of the right, title and interest of Landlord in the Premises and its underlying realty and out of the rents, or other income from said property receivable by Landlord, or out of the consideration received by Landlord’s right, title and interest in said property, but neither Landlord nor any partner or joint venture of Landlord shall be personally liable for any deficiency.

24.3        Tenant agrees to give any mortgagee and/or trust deed holders (“Mortgagee”), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee.  Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional sixty (60) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default shall be granted if within such sixty (60) days Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued.

ARTICLE 25.  DEFAULT AND REMEDIES

25.1                     The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant:

(a)                  Any failure by Tenant to pay when due any of the Rent required to be paid by Tenant hereunder where such failure continues for five (5) business days after Tenant’s receipt of written notice that the same is overdue;

(b)                 A failure by Tenant to observe and perform any other provision of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord; provided, that if the nature of such default is such that the same cannot with due diligence be cured within said period, Tenant shall not be deemed to be in default if it shall within said period commence such during and thereafter diligently prosecutes the same to completion;

(c)                  Any default by Tenant under any other lease between Landlord and Tenant for other premises in the Center;

(d)                 The abandonment or vacation of the Premises, provided that if Tenant has vacated the Premises and is actively seeking a subtenant or assignee, no default shall be deemed to exist under this Lease so long as Tenant is paying the Rent required to be paid hereunder; and

(e)                  Any other event herein specified to be an Event of Default under this Lease.

25.2        In the event of any Event of Default by Tenant as aforesaid, in addition to any and all other remedies available to Landlord at law or in equity, Landlord shall have the right to immediately terminate this Lease and all rights of Tenant hereunder by giving written notice to Tenant of its election to do so.  If Landlord shall elect to terminate this Lease, then it may recover from Tenant:

(a)                  The worth at the time of the award of the unpaid rent payable hereunder which had been earned at the date of such termination; plus

(b)                 The worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination and until the time of the award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(c)                  The worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss which Tenant proves could be reasonably avoided; plus

(d)                 Any other amounts necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which, in the ordinary course of affairs, would likely result therefrom, and

(e)                  At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law from time to time.

25.3        As used in subparagraphs (a) and (b) above, the “worth at the time of the award” is computed by allowing interest at the rate of twelve (12%) percent per annum (the “Interest Rate”).  As used in subparagraph (c) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1%) percent.

25.4        Following the occurrence of an Event of Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all property and persons therefrom, and any such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all in accordance with all Legal Requirements.

25.5        If Landlord (in accordance with California Civil Code Section 1951.4) shall elect to re-enter as above provided or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by law, and if Landlord has not elected to terminate this Lease, Landlord may continue this Lease and may either recover all rental as it becomes due or relet the Premises or any part or parts thereof for such term or terms and upon such provisions as Landlord, in its sole judgment, may deem advisable and shall have the right to make repairs to and alterations of the Premises.

25.6                     If Landlord shall elect to relet as aforesaid, then rentals received by Landlord therefrom shall be applied as follows:

(a)        to the payment of any indebtedness other than rent due hereunder from Tenant;

(b)        to the payment of all costs and expenses incurred by Landlord in connection with such reletting;

(c)        to the payment of the cost of any alterations of and repairs to the Premises; and

(d)        to the payment of rent due and unpaid hereunder and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder.

In no event shall Tenant be entitled to any excess rental received by Landlord over and above that which Tenant is obligated to pay hereunder.  Should that portion of such rentals received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable hereunder during that month by Tenant, then Tenant shall pay such deficiency to Landlord forthwith upon demand, and said deficiency shall be calculated and paid monthly.  Tenant shall also pay Landlord as soon as ascertained and upon demand, all costs and expenses incurred by Landlord in connection with such reletting and in making any such alterations and repairs which are not covered by the rentals received from such reletting.

25.7                     No re-entry or taking possession of the Premises by Landlord under this Article shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof be adjudged by a court of competent jurisdiction.  Notwithstanding any reletting without termination by Landlord because of Tenant’s default, Landlord may at any time after such reletting elect to terminate this Lease because of such default.

25.8                     Nothing contained in this Article shall constitute a waiver of Landlord’s right to recover damages by reason of Landlord’s efforts to mitigate the damages to it caused by Tenant’s default; nor shall anything in this Article adversely affect Landlord’s right, as in this Lease elsewhere provided, to indemnification against liability for injury or damage to persons or property occurring prior to a termination of this Lease.

25.9                     If Landlord shall retain an attorney for the purpose of collecting any rental due from Tenant or enforcing any other covenant of this Lease, Tenant shall pay the reasonable fees of such attorney for his services regardless of the fact that no legal proceeding or action may have been filed or commenced.

25.10                  Any unpaid rent and any other sums due and payable hereunder by Tenant shall bear interest at the maximum lawful rate per annum from the due date and until payment thereof.

25.11                  The terms “Rent,” “rent” and “rental” as used herein and elsewhere in this Lease shall be deemed to be and mean the Base Rent, all Additional Rent, rental adjustments and any and all other sums, however designated, required to be paid by Tenant hereunder.

25.12                  Tenant acknowledges that late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix.  Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises.  Therefore, if any installment of rent due from Tenant is not received by Landlord when due more than once in any calendar year during the Term, Tenant shall pay to Landlord as additional rent an additional sum of six percent (6%) of the overdue rent as a late charge.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.  Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

25.13                  If Landlord shall retain a collection agency for the purpose of collecting any moneys due from Tenant arising out of an Event of Default hereunder, Tenant shall pay all fees of such collection agency for their services.

ARTICLE 26.  PRIORITY OF LEASE AND ESTOPPEL CERTIFICATE

26.1                     At Landlord’s election, this Lease shall be either superior to or subordinate to any and all trust deeds, mortgages, or other security instruments, ground leases, or leaseback financing arrangements now existing or which may hereafter be executed covering the Premises and/or the land underlying the same or any part or parts of either thereof, and for the full amount of all advances made or to be made thereunder together with interest thereon, and subject to all the provisions thereof, all without the necessity of having further instruments executed by Tenant to effectuate the same.  Tenant agrees to execute, acknowledge and deliver upon request by Landlord any and all documents or instruments which are or may be deemed necessary or proper by Landlord to more fully and certainly assure the superiority or the subordination of this Lease and to any such trust deeds, mortgages or other security instruments, ground leases, or leasebacks provided that as a condition to any such subordination and if this Lease shall be made subordinate to any future security instrument, any person or persons purchasing or otherwise acquiring any interest at a foreclosure sale under said trust deed, mortgages or other security instruments, or by termination of said ground leases or leasebacks, shall continue this Lease in full force and effect in the same manner as if such person or persons had been named as Landlord herein and this Lease shall continue in full force and effect as aforesaid, and Tenant shall automatically become the tenant of Landlord’s successor in interest and shall attorn to said successor in interest.  The words “person” and “persons” as used herein or elsewhere in this Lease shall mean individuals, partnerships, firms, associations and corporations.

See Addendum A-26.1

26.2                     Landlord and Tenant shall at any time and from time to time execute, acknowledge and deliver to the other party hereto, within ten (10) business days after such party’s written request therefor, a written statement certifying as follows:

(a)        that this Lease is unmodified and in full force (or if there has been modification thereof, that the same is in full force as modified and stating the nature thereof);

(b)        that to the best of its knowledge, there are no uncured defaults or matters which, upon the passage of time and the giving of notice, or both, would constitute a default or breach by Tenant or Landlord, as applicable (or if such exist, the specific nature and extent);

(c)        that no claims or defenses exist on the part of the certifying party and no events exist that would constitute a basis for such claim or defense (or if such exist, the specific nature and extent);

(d)        the date to which any rents and other charges have been paid in advance, if any;

(e)        such other matters which are reasonably requested by the requesting party with respect to the Lease and its status, including status of construction; and

(f)         in the case of Tenant’s certificate, that Tenant will not enter into any agreements or modification of the Lease without the prior written consent of the lender specified by Landlord, provided such consent would not be unreasonably withheld.

If Landlord or Tenant shall fail to execute and deliver any such statement to the requesting party within ten (10) business days, the requesting party may deliver a second written notice requesting the statement.  If the party required to deliver the statement fails to make such delivery within five (5) business days following such second notice, the failure shall constitute an Event of Default hereunder entitling the requesting party to pursue available remedies as set forth in this Lease.

26.3                     At Landlord’s election, this Lease shall be subordinate to any and all encumbrances, covenants, restrictions, conditions and easements of record now existing or which hereafter may be executed (“Record Matters”) covering the Premises and/or the land underlying the same or any parts thereof without the necessity of having further instruments executed by Tenant to effectuate the same, provided that any future encumbrances shall be subject to the provision of Section 26.1 above and any other Record Matters recorded after the date of this Lease shall not materially and adversely affect Tenant’s use of the Premises.  Landlord hereby confirms that it has no present knowledge of the existence of any encumbrances, covenants, restrictions, conditions or easements of record which now exist ,or which will be recorded in the future with respect to Parcel 6, that would materially and adversely affect Tenant’s use of the Premises other than those shown in the title report for Center attached hereto as Exhibit H.

ARTICLE 27.  HOLDING OVER

If, without the execution of a new lease or written extension of this Lease, and with the consent of Landlord, Tenant shall hold over after the expiration of the Term of this Lease, Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month, which tenancy may be terminated as provided by law.  During said tenancy, the Base Rent payable to Landlord by Tenant shall be one hundred fifty percent (150%) of the Base Rent set forth in Article 3 of this Lease which is payable immediately preceding the date of expiration of this Lease, and upon all of the other terms, covenants and conditions set forth in this Lease so far as the same are applicable.

If Tenant shall holdover and fail to surrender the Premises upon the termination of this Lease without Landlord’s consent, in addition to any other liabilities to Landlord arising therefrom, Tenant shall and does hereby agree to indemnify and hold Landlord harmless from loss or liability resulting from such failure including, but not limited to, claims made by any succeeding tenant founded on such failure.

ARTICLE 28.  NOTICES

All notices, approvals, demands, consents or other communications required or permitted under this Lease shall be in writing and shall be deemed to have been given when personally served or received by certified mail, postage prepaid, or on the next business day sent by telefax, Express Mail, Federal Express or similar reputable overnight delivery service, addressed to the appropriate party at the address indicated next to each party’s signature below.  Notwithstanding the foregoing, notices during the initial construction of the Premises relating to construction matters shall be governed by the provisions of Exhibit C.

ARTICLE 29.  LIENS

29.1                     Tenant shall pay all costs for work done by it or caused to be done by it in the Premises and Tenant shall keep the Premises and the Center free and clear of all mechanics’ liens and other liens of account or work done for Tenant or persons claiming under it.  Notwithstanding the foregoing, Tenant shall have no responsibility or liability with respect to liens filed with respect to the Base Building, and Tenant Improvements or any other work performed by Landlord pursuant to Article 8, Exhibit C or otherwise.  Tenant agrees to and shall indemnify and hold Landlord harmless against liability, loss, damage, costs, attorneys’ fees, and any other expenses on account of claims of liens of laborers or materialmen for work performed or materials or supplies furnished for Tenant or persons claiming under it.  If any such lien shall attach to the Premises or the Center by reason of any work performed by Tenant, Tenant shall promptly, and in any event within twenty (20) days thereafter, discharge it as a matter of record or bond over it.  If necessary to accomplish same, Tenant shall furnish and record a bond to insure the protection of Landlord, the Premises, and the Center (including all buildings located thereon or of which they form a part) from loss by virtue of any such lien.

29.2                     Any bond furnished by Tenant pursuant to the provisions of Section 29.1 above shall be a lien release bond issued by a corporation authorized to issue surety bonds in the State of

California in an amount equal to one and one-half the amount of such claim of lien.  The bond shall meet the requirements of Civil Code section 3143 and shall provide for the payment of any sum that the claimant may recover on the claim, together with said lien claimant’s costs of suit if he recovers therein.

29.3                     If a mechanics’ lien which is Tenant’s responsibility pursuant to Section 29.1 above has been filed, and Tenant shall not have discharged same of record within the time permitted by that Section, Landlord may (but shall not be obligated to) pay said claim and any costs, and the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith shall be payable by Tenant to Landlord as Additional Rent within five (5) days after written demand therefor.  Tenant’s failure to pay such Additional Rent shall constitute an Event of Default of this Lease, and Landlord may, without any further notice, exercise its remedies specified in Section 25 hereof.

29.4                     Tenant shall, at least ten (10) days prior to commencing any work which might result in a lien as aforesaid, give Landlord written notice of its intention to commence such work, to enable Landlord to post, file and record a legally effective notice of non-responsibility.  Landlord or its representatives shall have the right to enter into the Premises and inspect the same at all reasonable times, and shall have the right to post and keep posted thereon said notices of non-responsibility and such other notices as Landlord may deem proper to protect its interest therein.

ARTICLE 30.  QUIET ENJOYMENT

Landlord agrees that Tenant, upon payment of the Base Rent, Additional Rent, and all other sums and charges required to be paid by Tenant hereunder, and the due and punctual performance of all of Tenant’s other covenants and obligations under this Lease, shall have the quiet and undisturbed possession of the Premises.

ARTICLE 31.  ATTORNEYS’ FEES

Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages or for declaratory or other relief hereunder, the prevailing party shall be entitled to receive from the losing party, in addition to court costs, such amount as the court may adjudge to be reasonable as attorneys’ fees for services rendered to said prevailing party, and said amount may be made a part of the judgment against the losing party.

ARTICLE 32.  MISCELLANEOUS

32.1                     Nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be in any manner responsible for the debts or obligations of Tenant, or any other party.  The covenants in this Lease are made between the parties to the Lease and shall not be deemed or construed as creating any rights in any other party claiming to be a third party beneficiary of this agreement.

32.2                     If any provision of this Lease shall be determined to be void or voidable by any court of competent jurisdiction, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in effect.  It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision void or voidable and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

32.3                     If Tenant hereunder is a corporation or partnership, the parties executing this Lease on behalf of Tenant represent and warrant to Landlord that:  they are authorized to enter into this Lease; this Lease is executed in the usual course of business of Tenant and that neither the corporate Articles nor Bylaws of Tenant or any partnership agreement of Tenant, as the case may be, require the consent of its shareholders or partners, as applicable, thereto; Tenant is a valid and existing corporation or partnership, as applicable; all things necessary to qualify Tenant to do business in California have been accomplished prior to the date of this Lease; all franchise and other taxes have been paid to the date of this Lease; all forms, reports, fees, and taxes required to be filed or paid by Tenant in compliance with  all Legal Requirements will be filed and paid when due.

32.4                     The entire agreement between the parties hereto is set forth in this Lease, and any agreement hereafter made shall be ineffective to change, modify, alter or discharge it in whole or in part unless such agreement is in writing and signed by both parties hereto.  It is further understood that there are no oral agreements between the parties hereto affecting this Lease, and that this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter of this

Lease, and none of the same shall be available to interpret or construe this Lease.  All negotiations and oral agreements acceptable to both parties hereto have been merged into and are included in this Lease.

32.5                     Landlord reserves the absolute right to effect such other tenancies in the Center. Tenant does not rely on the fact nor does Landlord represent that any specific tenant or number of tenants shall during the term of this Lease occupy any space in any Building.

32.6                     The laws of the State of California shall govern the validity, performance and enforcement of this Lease.  Should either party institute legal suit or action for enforcement of any obligation herein, it is agreed that the venue of such suit or action shall be in Alameda County, California, and Tenant expressly consents to Landlord’s designating Alameda County as the venue of any such suit or action.

32.7                     A waiver of any breach or default shall not be a waiver of any other breach or default.  Landlord’s consent to or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.  The acceptance by Landlord of any rental or other payments due hereunder with knowledge of the breach of any of the covenants of this Lease by Tenant shall not be construed as a waiver of any such breach.  The acceptance at any time or times by Landlord of any sum less than that which is required to be paid by Tenant shall, unless Landlord specifically agrees otherwise in writing, be deemed to have been received only on account of the obligation for which it is paid, and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in a letter of transmittal.

32.8                     Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefore, failure of power, including delays by PG&E in hooking up utilities to the Premises, governmental restrictions, regulations or controls, enemy or hostile governmental action, riot, civil commotion, fire or other casualty, inclement weather beyond seasonal norm and other causes of a like nature beyond the reasonable control of the party obligated to perform (any such event being “Force Majeure”), shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except that Tenant’s obligations to pay Rent and any other sums or charges specifically due and payable pursuant to this Lease shall not be affected thereby.

32.9                     The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Premises, and in the event of any transfer or transfers of title thereto, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations hereunder of the part of Landlord to be performed thereafter.

32.10                  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of the Landlord terminate all or any existing subleases and subtenancies, or may, at Landlord’s option, operate as an assignment to it of any or all such subleases or subtenancies.

32.11                  Although the printed provisions of this Lease were prepared and drawn by Landlord, this Lease shall not be construed either for or against Landlord or Tenant, but its construction shall be at all times in accord with the general tenor of the language so as to reach a fair and equitable result.

32.12                  Except as otherwise expressly provided in this Lease, any and all “approvals”, “consents”  and “permissions” that either party is obligated or required to provide under this Lease shall not be unreasonably withheld or delayed.

32.13                  Upon Landlord’s written request not more often than once per year, Tenant shall promptly furnish to Landlord, from time to time, financial statements reflecting Tenant’s current financial condition.  If Tenant is a publicly held company, Tenant may furnish to Landlord Tenant’s most recent publicly filed annual or quarterly report to satisfy this request.

32.14                  Time is of the essence with respect to the performance of each of the covenants and agreements of this Lease.

32.15                  Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and (except as set forth in Section 32.9 above and as otherwise specifically provided elsewhere in this Lease), their respective personal representatives, successors and assigns, subject at all times to all provisions and restrictions elsewhere in this Lease respecting the assignment, transfer, encumbering or subletting of all or any part of the Premises or Tenant’s interest in this Lease.

See Addendum A-32.15

32.16                  Submission of this instrument by or on behalf of Landlord for examination or execution by Tenant does not constitute a reservation of or option for lease, and this instrument shall not be effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

32.17                  The captions shown in this Lease are for convenience or reference only, and shall not, in any manner, be utilized to construe the scope or the intent of any provisions thereof.

32.18                  This Lease shall not be recorded, but Tenant may record a short form Memorandum of this Lease at its expense and Landlord agrees to execute such a memorandum in a form reasonably approved by Landlord upon Tenant’s request. In such event, upon Landlord’s written request Tenant agrees to execute a quitclaim deed at the end of the term relinquishing any interest in the Premises.

32.19                  Intentionally Deleted.

32.20                  All agreements herein by Tenant, whether expressed as covenants or conditions, shall be deemed to be conditions for the purpose of this Lease.

32.21                  The parties represent and warrant to each other that each has not dealt with any real estate agent other than Colliers International, as to Landlord, and The Staubach Company as to Tenant. Each agrees to indemnify and hold the other harmless from and against all loss, cost and expenses incurred by reason of the breach of such representation and warranty.  Landlord shall be responsible for paying all commissions due, in accordance with the terms of a separate written agreement.

32.22                  The terms of this Lease are confidential and constitute proprietary information of the parties. Neither party, nor its respective employees or agents, shall disclose the terms of this Lease to any other person without the prior written consent of the other party hereto, which consent may be withheld in such party’s sole discretion. However, either party may disclose the terms of this Lease to its lenders, accountants and prospective transferees, provided that such lenders, accountants, and prospective transferees have a reasonable bona fide need to know such terms, and provided that the disclosing party ensures that such lenders, accountants and prospective transferees maintain the confidentiality of such terms In addition, either party may disclose the terms of this Lease in litigation or other dispute resolution proceeding between Landlord and Tenant with respect to the Lease subject to the Lease being filed under seal if the filing of the document would otherwise make it publicly available and if the court approves of filing under seal, and:  (i) pursuant to an order of a court of competent jurisdiction, provided that the disclosing party promptly notifies the other party of any motion to compel such disclosure and the disclosure order, and/or (ii) in order to comply with any applicable Securities Exchange Commission laws, rules or regulations, provided that the disclosing party notifies the other party of the fact that such disclosure will take place, subject, however, to the disclosing party in each of (i) and (ii), using commercially reasonable best efforts to limit the scope and extent of the disclosure.

32.23                  The Addendum attached hereto is hereby made a part of this Lease.

See Addendum A-32.24-32.27.

WITNESS the signatures of the parties hereto, the day and year first above written.

LANDLORD:		TENANT:

GREENVILLE INVESTORS, L.P. By: Greenville Ventures, Inc. Title: General Partner		FORMFACTOR, INC., a Delaware corporation

By:	/s/ WILLIAM A. DRUMMOND	By:	/s/ STUART L. MERKADEAU
	William A. Drummond		Stuart L. Merkadeau
Its:	Vice President	Its:	SVP, General Counsel & Secretary

ADDRESS:	675 Hartz Avenue, Suite 300	ADDRESS:	2020 Research Drive
	Danville, CA 94526		Livermore, CA 94550

EXHIBIT A

SITE PLAN

[Site Plan]

A-1

EXHIBIT A-1

DEPICTION OF BUILDING 6 DRIP LINE

[Depiction of Building 6 Drip Line]

A1-1

EXHIBIT B

CENTER LEGAL DESCRIPTION AND PARCEL MAP

[Legal Description of Parcel]

B-1

EXHIBIT C

WORK LETTER

[Work Letter]

EXHIBIT D

INTENTIONALLY DELETED

[Intentionally Deleted]

D-1

EXHIBIT E

RULES AND REGULATIONS

[Rules And Regulations]

E-1

EXHIBIT F

DESCRIPTION OF TENANT’S USE OF
HAZARDOUS SUBSTANCES

[Product Names of Hazardous Substances]

F-1

EXHIBIT G

COPY OF CENTER COVENANTS, CONDITIONS AND RESTRICTIONS

[Copy Of Center Covenants, Conditions And Restrictions]

G-1

EXHIBIT H

NON-DISCLOSURE AGREEMENT

[Non-Disclosure Agreement]

H-1

ADDENDUM TO LEASE

A-2.1              Options to Renew.  Provided that no Event of Default by Tenant under this Lease exists as of the date of exercise of the applicable option or at the expiration of the initial term or preceding Option Term, and provided further that Tenant has not assigned this Lease, Tenant shall have the option to extend the initial lease term for four (4) additional, successive terms of five (5) years each (each, an “Option Term”).  Tenant shall exercise the option, if at all, by delivering to Landlord written notice of the exercise no sooner than fifteen (15) months nor later than twelve (12) months prior to the expiration of the initial Lease Term or preceding Option Term, as applicable.  Tenant’s right to exercise each option shall be conditioned upon Tenant delivering to Landlord with Tenant’s notice of exercise, current financial reports which evidence that Tenant’s financial condition on the date of exercise is equal to or better than Tenant’s financial condition on the date of execution of this Lease.  If Tenant’s financial condition has declined in Landlord’s business judgment, Landlord may refuse to accept Tenant’s exercise unless Tenant agrees to provide a Letter of Credit with terms and amounts acceptable to Landlord in its business judgment to secure Tenant’s obligations during the applicable Option Term.

All terms, provisions, conditions and covenants of this Lease shall remain in full force and effect during the Option Terms, provided that Tenant shall have no additional option periods and the Base Rent payable during the first Lease Year of each Option Term (and for increases during the Option Term, as applicable) shall be the market rate then prevailing as projected for the commencement of the applicable Option Term, for premises comparable in size, quality and location in comparable class R&D/Office buildings throughout the Tri-Valley/Livermore area taking into account all relevant factors (the “market rent”).  Base Rent for the Option Term shall be determined prior to the commencement of the applicable Option Term in the following manner:

If Landlord and Tenant are unable to agree on the market rent within sixty (60) days after Tenant gives notice of its exercise of the Option Term, then Tenant shall have the right to revoke its exercise of the option by delivering written notice within ten (10) days following the expiration of such 60-day period.  In the event of such revocation, Tenant shall forfeit all rights to thereafter exercise any option under this Lease and the Lease shall terminate at the end of the initial term, or then Option Term, as applicable.  If Tenant does not revoke its exercise and elects to proceed with the determination of market rent, then the monthly Base Rent and Additional Rent payable during the Option Term shall be determined by appraisal in the following manner:

If Landlord and Tenant can agree on a single appraiser, then the rate set by such appraiser as set forth below shall be the Base Rent for the Option Term.  If the parties cannot agree on a single appraiser, then each party, by giving written notice to the other party, shall appoint as an appraiser an experienced commercial real estate agent in the area in which the Premises are located.  Said appointment shall be made within ten (10) days following the expiration of the sixty (60) day period aforesaid, and if one of the parties does not appoint an appraiser within that time, the single appraiser named shall be the sole appraiser and shall set the monthly Base Rent for the Option Term.

If the two appraisers are appointed as provided herein, each shall independently prepare an estimate of the market rent within sixty (60) days.  If the higher of the two estimates so determined is within ten percent (10%) of the lower estimate, then the monthly Base Rent to be paid by Tenant during the Option Term shall be the average of the amounts determined by the appraisers.  If the difference between the two estimates exceeds ten percent (10%) of the lower one, the two appraisers shall select a third appraiser meeting the qualifications set forth hereinabove within ten (10) days thereafter who will likewise independently estimate the market rate within sixty (60) days after the appointment.  The average of the two closest appraisals shall be set as the monthly Base Rent.

Each party shall pay the fees of the appraiser appointed by such party and the parties will share equally the fees of any third appraiser appointed pursuant to this Section A-2.1.

Notwithstanding the above, the Base Rent payable by Tenant during each Option Term shall be in addition to all Additional Rent and other sums and charges payable by Tenant under the terms of this Lease.

Tenant acknowledges that the options granted herein are personal to Tenant and may not be assigned with an assignment of this Lease except in connection with an assignment to an entity which controls, is controlled by or is under common control with Tenant (as defined in Article 20 of this Lease) or which is a successor to Tenant by merger, consolidation or sale of substantially all of Tenant’s assets with Landlord’s prior written consent, not to be unreasonably withheld.

1

A-4.7.             Hazardous Substances.  Landlord hereby represents that it has, prior to the date of this Lease, provided to Tenant copies of all environmental reports in its possession, regarding the presence of Hazardous Substances at the Center or upon, around or under Parcel 6.  Except as specifically disclosed in the reports delivered to Tenant, Landlord represents and warrants that to its actual knowledge, Landlord does not know of any Hazardous Substances in the Center. Landlord shall indemnify, defend and hold Tenant harmless for any claims, costs or liabilities (collectively, “Claims”) arising out of or relating to any breach or misrepresentation by Landlord of the foregoing representation and warranty. Landlord’s confidentiality obligations under Section 4.7 and its indemnity obligations pursuant to this Section A-4.7 shall survive the termination of this Lease.

A-4.8              Declaration.  Notwithstanding the provisions of Section 4.8, Landlord shall not amend the Declaration in a manner which (i) reduces the number of Tenant’s exclusive parking spaces on Parcel 6, (ii) restricts Tenant ‘s permitted use described in Article 4, (iii) adversely and materially affects Tenant’s access to or from Parcel 6 and Lawrence Road or South Front Road or (iv) increases the share of Common Area Costs assessed against Parcel 6 or Parcel 6’s proportionate share of Shared Maintenance Costs, without the prior written consent of Tenant which shall not be unreasonably withheld or delayed.

A-6                 Utility Use Restrictions.  Tenant agrees that during the term of the Lease Tenant’s use of the following Building 6 utilities shall not exceed the consumption limits listed below:

1.  Electrical Power:  1200 amps.

2.  Water:  40 gallons per minute

3.  Industrial Waste Line:  20 gallons per minute

In the event that Tenant’s use of any of the above utility services exceed the capacities above, and the operations of other Building 6 tenants are affected thereby, Landlord may require Tenant to take necessary steps acceptable to Landlord  to increase the capacities of the Building 6 utilities affected at Tenant’s sole cost and expense.

A-9.3              Repairs by Tenant.  Notwithstanding the provisions of Section 9.4, except to the extent necessary due to damage caused by the negligence of Tenant, its employees, agents or contractors, Tenant shall have no obligation to replace the HVAC system or any other essential building system serving Building 6 (specifically excluding any special HVAC system for Tenant’s operations in the Premises, such as the HVAC serving any “clean room”, the replacement of which shall be at Tenant’s sole cost and expense) within the last eighteen (18) months of the Term.  If any such replacement is necessary, Landlord and Tenant shall mutually agree on the type of equipment to be installed and a commercially reasonable cost sharing arrangement which will take into account the number of years of the useful life of such equipment or system which will occur following the expiration of the Term.  If Tenant subsequently exercises an option to extend the Lease, however, the replacement shall be at Tenant’s sole option, cost and expense and within thirty (30) days after Tenant’s exercise of the option, Tenant shall reimburse Landlord for all amounts previously paid by Landlord for the system replaced.

A-9.5.             Tenant Equipment/Improvements.    The equipment Tenant initially intends to install in the Premises is described on Exhibit C attached hereto.  If Landlord wishes to require removal of any Tenant Improvements, Landlord shall designate as a part of its approval pursuant to the terms of Exhibit C of the plans for Tenant’s Work, any Tenant Improvements and/or Special Tenant Improvements (if any) or equipment which Landlord will require Tenant to remove at the expiration of the Term.  In connection with any such required removal by Tenant, Tenant shall repair all damage caused by such removal.

A-26.1.           Non-Disturbance Agreement.  Landlord shall use commercially reasonable efforts to obtain an agreement from Landlord’s existing construction lender prior to the Delivery date to not disturb Tenant’s possession under this Lease so long as Tenant is not in default of its obligations hereunder.

A-32.15.        Restriction on Sale.  Notwithstanding the provisions of Section 32.15 of the Lease, during the term of this Lease and provided that Tenant is not then in default of this Lease beyond any applicable cure period, Landlord shall not sell Parcel 6 or Building 6 to an entity on Tenant’s competitor list which is attached hereto as Exhibit I without Tenant’s prior written consent, which may be withheld in Tenant’s sole discretion.

2

A-32.24.        Building Sale Notice Rights.  Landlord shall provide written notice to Tenant the first time Landlord responds in writing to a new interested third party to purchase Building 6, provided that Tenant is not then in default of this Lease beyond any applicable cure period.  Landlord shall only be required to notify Tenant of third party interest one time with respect to the Building.  Tenant shall have five (5) days to indicate its interest in negotiating a purchase of the Building.  Landlord may negotiate concurrently with Tenant and interested third party(ies).  Landlord’s obligation to notify Tenant as described herein shall in no way obligate Landlord to sell Building 6 to Tenant.  Tenant’s notice rights shall expire upon Landlord’s execution of a sale agreement with a third party.  Tenant acknowledges that the sale of Building 6 will be subject to all existing leases affecting said Building.

A- 32.25.       Parking.  Tenant has been allocated 30 parking stalls adjacent to the Premises on Parcel 6.  The aforementioned parking stalls shall be in addition to any parking stalls within Tenant’s Facility Yard.  Landlord hereby acknowledges that Tenant, subject to applicable codes, may designate additional areas within Tenant’s  Facility Yard for parking and/or parking stalls as Tenant sees fit. Tenant is also leasing from Landlord the buildings designated as “Building 1”, “Building 2” and “Building 3” on Exhibit A. So long as Tenant’s lease of Building 1 is in effect, Tenant may use a portion of the parking spaces on Parcel 1 in connection with its use of Building 6; so long as the Tenant’s lease of Building 2 is in effect, Tenant may use a portion of the parking spaces on Parcel 2 in connection with its use of Building 6; and  so long as the Tenant’s lease of Building 3 is in effect, Tenant may use a portion of the parking spaces on Parcel 3 in connection with its use of Building 6.

A-32.26         Signage.  All of Tenant’ s signage at the Premises and Parcel 6 must be in accordance with the City-approved master sign program for the Center.  The program provides 2’ x 16’ signage areas at each entry structure and a 2’6” x 5’0” signage area on a monument at the street in front of each building.  Notwithstanding the foregoing, Landlord shall allow Tenant to install the same signage (i.e., the same size, style, shape and type) on the exterior walls of the Premises as Tenant has installed on the exterior of Buildings 1, 2 and 3.  Tenant’s corporate logo and tradestyle are permitted to be used in accordance with the parameters of the sign program.  Any additional signage outside the scope of the master signage program shall be subject to the approval of the Landlord (which shall not be unreasonably withheld) and the City of Livermore.  Subject to City and Landlord’s approval, Landlord shall permit Tenant to install a temporary sign or banner in the Center, in a location approved by Landlord, announcing the Center as Tenant’s new headquarters location.

A-32.27        Use of Roof.  Tenant acknowledges that Landlord has reserved the right to use the roof of Building 6, including the right to lease or license its use.  Tenant and no employee or invitee of Tenant shall go upon the roof of the Building, except as otherwise expressly provided herein.

Tenant shall have the exclusive right to use that portion of the roof directly above the Premises, to install such mechanical equipment as may be reasonably necessary to serve the Premises as part of the Tenant Improvements approved by Landlord (“Mechanical Equipment”), and may make such penetrations of the roof as may be reasonably necessary in connection therewith.  Tenant also shall have the exclusive right to use a portion of the roof directly above the Premises, to install a satellite dish or cluster of dishes and ancillary telecommunications equipment in connection with Tenant’s business operations.  Tenant’s roof use shall be on the following terms and conditions set forth herein.  Subject to Applicable Laws, Tenant shall have the right to install or cause to be installed rooftop equipment (“Rooftop Equipment”) pursuant to plans and specifications which shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed on the roof of the Building, in a location as Landlord and Tenant may mutually agree.  There shall be no additional charge payable by Tenant to Landlord for the use of such area or for the installation of the Mechanical Equipment and Rooftop Equipment.  If the Rooftop Equipment is to be installed on the roof, Tenant shall notify Landlord in writing that the Rooftop Equipment is to be installed on the roof.  Tenant shall be solely responsible for complying with (or causing its vendor to comply with) the requirements of such roof warranty or roof bond in connection with the installation, maintenance, repair, replacement or removal of the Mechanical Equipment and Rooftop Equipment.  Tenant shall repair any damage to the roof caused by the installation, maintenance, repair, replacement or removal of the Mechanical Equipment and Rooftop Equipment.  Landlord shall permit Tenant reasonable access to the designated area as reasonably necessary to install, maintain and remove the Mechanical Equipment and Rooftop Equipment, and Tenant shall indemnify Landlord and be solely responsible, at Tenant’s cost and expense, for the maintenance and repair of the Mechanical Equipment and Rooftop Equipment, and Landlord shall have no responsibility with respect thereto unless the same

3

was made necessary by the negligence or willful act of Landlord or Landlord’s Agents.  Tenant hereby agrees to defend, indemnify and hold Landlord harmless form any mechanics or materialmen’s liens upon the Premises or the Center which result from work associated with the installation of the Rooftop Equipment.  Tenant shall obtain all licenses or approvals required to install and operate the Rooftop Equipment.  The Rooftop Equipment shall remain the property of Tenant and upon expiration of the Lease, Tenant shall remove the Rooftop Equipment and repair the Premises and any damage to the area upon which the Rooftop Equipment was located to the original condition, normal wear and tear excepted.  Landlord shall have the right to request that Tenant relocate the Rooftop Equipment, if necessary, at Landlord’s sole cost and expense to facilitate Landlord’s use of the roof.  Tenant covenants that the Rooftop Equipment will be installed, maintained and removed in accordance with all Applicable Requirements. Tenant shall be responsible for all damage caused by the installation, maintenance, repair and/or removal of Tenant’s Rooftop Equipment.  Tenant’s access to the roof to exercise its rights hereunder shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, provided that Tenant exercises such access rights in a manner that does not void any roof warranty.  Tenant’s Rooftop Equipment shall not interfere with the operation of any existing roof top equipment which has been installed on the portion of the roof used by Landlord.  Landlord shall not install or permit the installation of any rooftop equipment which will interfere with any Rooftop Equipment for which Tenant has submitted installation plans to Landlord or which Tenant has previously installed on the portion of the roof for Tenant’s use.

4

EXHIBIT C

WORK LETTER

[Work Letter]

This Work Letter sets forth the terms and conditions relating to the construction of the Premises.

SECTION 1

BUILDING AND THE PREMISES

1.1                 Base Building.  The Base Building has been constructed in accordance with the plans for such improvements listed on the plan list attached as Schedule 1 to this Exhibit C (the “Plan List”) as modified by the “as-built” plan set which have been provided to Tenant.  The Base Building shall include, without limitation:

a)             Fully enclosed tilt-up concrete building(s) with 5” thick concrete slab and grade doors as shown on the construction drawings listed in the Plan List;

b)            Water and gas service stubbed into the Building;

c)             A sanitary sewer gut line as shown on the construction drawings;

d)            Four (4) 4” telephone conduits and 8’ x 8’ plywood terminal board in the electrical room;

Two (2) of the four conduits shall be dedicated to Tenant for connectivity to Buildings 1, 2 and 3

e)                                      Fire sprinklers at roof to meet Legal Requirements for the Building shell.

f)                                        A 2500 amp, 480/208, 3 phase electrical service for use by all Building 6 tenants, from which Tenant may install one (1) 1600 amp breaker and meter. This service shall be installed in such a manner as to permit the installation of future electrical services for future tenants of Building 6 within the space provided for tenant electrical service within the electrical room.

Tenant acknowledges that the Base Building and Parcel 6 Site Work have been completed and agrees to accept possession of the Premises “as-is” in its existing condition except for Landlord’s Work.

1.2                 Special Tenant Improvements.  Landlord shall install and construct the following improvements at its sole cost and expense (except as provided below):

•                  Replace the existing one-inch (1”) water meter for Building 6 with a one and one-half inch (1 ½”) meter (Tenant agrees to pay to Landlord 50% of the cost of such work)

•                  Modifications to the Common Areas as necessary to provide for adequate nitrogen delivery truck access to the Premises, including without limitation modifying curbs, sidewalks and paving.

1.3                 Landlord’s Work.  “Landlord’s Work” shall mean all work constructed and to be constructed by Landlord described in Sections 1.1 and 1.2 above.

1.4                 Tenant’s Work.  “Tenant’s Work” will include designing, providing and installing all Tenant Improvements (defined hereafter) and providing the required furnishings, fixtures and equipment for Tenant’s use of the Premises. As used in this Lease, the term “Tenant Improvements” shall mean all improvements set forth in the Approved Tenant Improvement Plans. Tenant shall obtain all necessary permits and approvals for and shall construct the “Tenant Improvements” in accordance with the Approved Tenant Improvement Plans (as defined in Section 2.4 below). Landlord will disburse the Tenant Improvement Allowance described in Section 4 below to pay for Tenant Improvement Costs (defined hereafter).  All such costs of completing Tenant’s Work which are in excess of the Tenant Improvement Allowance shall be paid by Tenant pursuant to the terms of the Lease and this Work Letter.

SECTION 2

TENANT IMPROVEMENT PLANS

2.1      Architect/Construction Plans. Tenant has retained CAS Architects, Inc. (the “Architect”) to prepare the construction plans for all Tenant Improvements and Special Tenant Improvements.    Tenant shall retain engineering consultants (the “Engineers”) approved by Landlord (which approval shall not be unreasonably withheld or delayed) to prepare all plans and engineering working drawings relating to the Tenant Improvements, including without limitation, all structural, HVAC, electrical, plumbing,  life safety, and sprinkler work in the Premises which is not part of the Base Building. The final working plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Tenant Improvement Plans”. The scope, form and content of all plans and drawings shall be discussed in reasonable detail at each of the weekly meetings held pursuant to the terms of Section 3.2.6 below. All Tenant Improvement Plans shall be in a form suitable for bidding and construction by qualified contractors, shall meet the requirements of the City of Livermore, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Tenant Improvement Plans as set forth in this Section 2, shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Tenant Improvement Plans are reviewed by Landlord or its architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Tenant Improvement Plans, and Tenant’s waiver and indemnity set forth in Section 16 of this Lease shall specifically apply to the Tenant Improvement Plans.

2.2      Final Design Drawings. Tenant and the Architect shall prepare the final design drawings and specifications  for Tenant Improvements in the Premises (collectively, the “Final Design Drawings”) and shall deliver the same to Landlord for Landlord’s approval. The Final Design Drawings shall include a layout and designation of all offices, rooms and other partitioning.  Landlord may request clarification or more specific drawings for special use items not included in the Final Design Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Design Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Design Drawings to be revised to correct any deficiencies or other matters Landlord may reasonably require.

2.3      Final Working Drawings. After the Final Design Drawings have been approved by Landlord, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow subcontractors with a reasonable level of competence and experience in the industry to bid on the work and to obtain all permits required for the construction of the Tenant Improvements (the “Permits”) and shall submit the same (collectively, the “Final Working Drawings”) to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Tenant shall supply Landlord with three (3) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.

2.4      Approved Tenant Improvement Plans.  The Final Working Drawings shall be approved by Landlord (the “Approved Tenant Improvement Plans”) prior to the commencement of construction of the Tenant Improvements by Tenant. In order to expedite the permitting process, however, prior to Landlord’s approval pursuant to Section 2.3 above, Tenant may submit the Final Working Drawings to the appropriate municipal authorities for all Permits necessary to allow Tenant’s contractor to commence and fully complete the construction of the Tenant Improvements. Notwithstanding the foregoing, Tenant acknowledges that Landlord does not waive the right to approve the Final Working Drawings and by electing to submit the Final Working Drawings for permit prior to Landlord’s approval, Tenant is assuming the risk that Landlord may require changes in such drawings after the same have been submitted for permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any of the Permits or a certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Tenant Improvement Plans may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided that if a proposed change would directly or indirectly delay the “Substantial Completion” of Landlord’s Work as that term is defined in Article 8 of the Lease, Landlord may proceed to establish a Tenant Delay pursuant to Section 5 hereof.

SECTION 3

CONSTRUCTION OF TENANT IMPROVEMENTS

3.1      Tenant’s Selection of Contractors.

3.1.1       Tenant’s Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Tenant’s Contractor”) shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed.

3.1.2       Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and Tenant’s Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, Tenant shall retain subcontractors designated or reasonably approved by Landlord in connection with any structural, mechanical, electrical, plumbing or heating, air-conditioning or ventilation work to be performed in the Premises. Further Landlord’s approval shall not be required for any of Tenant’s Agents performing work or providing materials costing less than $10,000.

3.2      Construction of Tenant Improvements by Tenant’s Agents.

3.2.1       Tenant’s Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Tenant’s Contractor (“Tenant’s Construction Contract”), Tenant shall submit Tenant’s Construction Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Tenant’s Contractor, which costs form a basis for the amount of Tenant’s Construction Contract (the “Final Costs”). If the costs of the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant shall also provide Landlord with its computation of percentage that the Tenant Improvement Allowance bears to the total costs of the Tenant Improvements (the “Allowance Percentage”)

3.2.2       Tenant’s Agents.

A.               Landlord’s General Terms for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in accordance with the Approved Tenant Improvement Plans; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Tenant’s Contractor and Tenant’s Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord with respect to storage of materials, coordination of work with the contractors of other tenants and Landlord, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements.

B.                Indemnity. Tenant’s indemnity of Landlord as set forth in Section 16.1 of this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in Section 16.1 of this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

C.                Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

D.                Insurance Requirements.

1.                    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article  14 of this Lease.

2.                    Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Landlord pursuant to Article 14 of this Lease upon completion thereof. Tenant’s policy of Builder’s All Risk insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry Excess Liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 14 of this Lease.

3.                    General Terms. Certificates for all insurance carried pursuant to this Section 3.2.2(D) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the equipment of Tenant’s Contractor is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 3.2.2(D) shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2.2(B) of this Work Letter.

3.2.3       Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all building codes and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

3.2.4       Mechanic’s Liens.  Tenant shall keep the Premises and the Center free and clear of mechanics’ liens arising out of its construction of Tenant’s Work as provided in Article 29.  All provisions of Article 29 shall apply to Tenant’s Work as if fully set forth into this Work Letter.

3.2.5       Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any material defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord after giving Tenant at least three (3) business days advance written notice and an opportunity to cure or otherwise demonstrate compliance, may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

3.2.6       Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Tenant’s Contractor regarding the progress of the preparation of the Tenant Improvement Plans and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. Such meetings shall include a detailed review of the plans, drawings and specifications prepared to date and all participants in the meeting shall make a good faith effort to raise any issues or concerns they may have regarding the scope, form or content of any plan submitted.

3.3      Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion with respect to the Tenant Improvements to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Tenant’s Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of mylar as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 4

TENANT IMPROVEMENT ALLOWANCE; CONSTRUCTION COSTS

4.1      Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $25.00 per square foot of the Premises GLA for the costs relating to the initial design and construction of the Tenant Improvements.  In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance.  Tenant initially desired to lease premises at the east end of Building 6 which were closer to the existing sewer and water facilities necessary for Tenant’s use. Landlord acknowledges that Tenant’s agreement  to lease the Premises, which are located at the west end of Building 6, will increase the costs to Tenant of bringing such utilities to the Premises.  Therefore, in addition to the Tenant Improvement Allowance, Landlord agrees to pay 50% of the following costs which Tenant would not have incurred had Tenant’s Premises been located at  the east end of Building 6:  (i) Tenant’s cost of running Tenant’s Industrial Waste Line an additional 244 linear feet, and (ii) Tenant’s cost of running Tenant’s Water Supply Line an additional 267 linear feet. Landlord shall pay its share of the foregoing costs as they are incurred, in accordance with Section 4.2 below.

4.2      Disbursement of the Tenant Improvement Allowance.

4.2.1       Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

A.               Payment of the fees of the Architect and the Engineers

B.                The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

C.                The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, utility usage, trash removal costs, and contractors’ fees and general conditions;

D.                The cost of any changes in the Base Building when such changes are required by the Tenant Improvement Plans, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

E.                The cost of any changes to the Tenant Improvement Plans or Tenant Improvements required by Code; and

F.                The payment of Tenant’s 50% share of the costs of the new 1 ½” water meter for Building 6 described in Section 1.2 above.

4.2.2       Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items:

A.               Monthly Disbursements. No more frequently than monthly, during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s Contractor, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. After receipt of the foregoing and provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Tenant Improvement Plans, or due to any substandard work, or for any other reason, Landlord shall deliver a check to Tenant in an amount equal to the lesser of: (a) the Allowance Percentage of the Tenant Improvement costs for which payment is so requested less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), or (b) the balance of the undisbursed Tenant Improvement Allowance (excluding the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

B.          Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention shall be delivered by Landlord to Tenant within fifteen (15) days after all the following  conditions have been satisfied: (i) Tenant delivers to Landlord a properly executed unconditional waiver and  lien release from Tenant’s Contractor in compliance with applicable sections of the California Civil Code, (ii) Landlord has determined that no substandard work exists, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant has recorded a Notice of Completion with respect to Tenant’s Work and thirty (30) days has expired from the date of such recording with no liens having been filed during such thirty day period, and (v) there is no existing Event of Default by Tenant under the Lease nor has Landlord notified Tenant of any default which would become an Event of Default under the Lease with the passage of time if not cured.

C.          Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  No disbursements shall be made to pay for Special Improvements unless the Tenant Improvement Allowance exceeds the costs of all other Tenant Improvements.  All costs of completing Tenant’s Work in excess of the Tenant Improvement Allowance shall be at Tenant’s sole cost and expense.

D.                Other Landlord Costs.  Tenant shall also be responsible for the payment of (i) the fees incurred by Landlord for Landlord’s consultants in connection with design drawing review and routine construction support related to the Tenant Improvements, (ii) the cost of documents and materials supplied by Landlord and Landlord’s consultants, and (iii) all other verifiable, directly related costs, such as blueprint costs and delivery, fax and copy charges incurred by Landlord and Landlord’s consultants related to the design/routine construction support of the Tenant Improvements.  When the Tenant Improvement Plans have been approved by Landlord, Landlord shall submit to Tenant Landlord’s estimate of the foregoing costs. The Tenant Improvement Allowance will not be used to pay the foregoing costs.  Tenant shall pay such costs to Landlord from time to time within ten (10) days after receipt from Landlord of statements of such expenses. The Tenant Improvement Allowance will not be used to pay the foregoing costs.  Tenant shall pay such costs to Landlord from time to time within ten (10) days after receipt from Landlord of statements of such expenses.

SECTION 5

CONSTRUCTION DELAYS

5.1    Tenant Delays. As used in this Lease, the term “Tenant Delay” shall mean the period of an actual delay or delays in the Substantial Completion of Landlord’s Work or in the occurrence of any of the other conditions precedent to the Delivery Date, as set forth in Article 8 of the Lease, to the extent resulting from:

a.            Tenant’s failure to approve any matter requiring Tenant’s approval within the time period specifically provided in this Work Letter for such approval;

b.           A breach by Tenant of the terms of this Work Letter or the Lease;

c.            Changes to the Base Building work described in the Plan List required by the Approved Tenant Improvement Drawings or requested in writing by Tenant; or

d.           Any other acts or omissions of Tenant, or its agents, or employees,

(each a “Tenant Delay”).  Landlord shall provide prompt (within 48 hours of becoming aware of any such delay) written notice to Tenant (“Delay Notice”) specifying the action or inaction which Landlord contends constitutes a Tenant Delay hereunder. The period of delay, however, shall commence to run on the date of the action or inaction and not on the date of the Delay Notice. To the extent an action or inaction by Tenant specified in any Delay Notice constitutes a Tenant Delay as defined above and actually results in a delay in the Substantial Completion of the Premises (after taking into account any delays resulting from Landlord Delays and/or Force Majeure Delays described below), a Tenant Delay shall be deemed to have been established.  .

5.2    Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease: (i) if an Event of Default as described in Article 25 of the Lease has occurred or, (ii) a default by Tenant under this Work Letter has occurred at any time on or before the substantial completion of Landlord’s Work and Tenant fails to remedy the default within such 48 hours after written notice from Landlord, then Landlord may thereafter:  (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any Tenant  Delay resulting from such work stoppage as set forth in Section 4.1 above of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be deferred until such time as such default is cured pursuant to the terms of the Lease.

5.3  Landlord Delay.  As used herein, “Landlord Delay” shall mean: (i) any actual delay in the completion of the work Tenant is required to perform hereunder which results from any failure of Landlord to act or provide approvals within five (5) business days or (ii) the actual delay in the Substantial Completion of Landlord’s Work due to any failure of Landlord, its agents, employees or contractors to perform the Base Building work or other work required to be provided by Landlord hereunder in compliance with the terms hereof and in compliance with applicable laws, rules and regulations or any other acts or omissions of Landlord, or its agents, or employees.  Tenant shall provide prompt (within 48 hours of becoming aware of any such delay) written notice to Landlord (“Delay Notice”) specifying the action or inaction which Tenant contends constitutes a Landlord Delay hereunder. The period of delay, however, shall commence to run on the date of the action or inaction and not on the date of the Delay Notice.

5.4            Force Majeure Delays.  The term “Force Majeure Delays” shall mean delays caused by any event of force majeure described in Section 32.8 of the Lease.

5.5            Substantial Completion.  The date set forth in Section 8.4 of the Lease for Landlord’s Substantial Completion of the Base Building work shall be extended for the period of any Tenant Delays and Force Majeure Delays.

SECTION 6

MISCELLANEOUS

6.1    Tenant’s Representative. Tenant has designated Ed Traverso and Alan Moyal as its sole representatives with respect to the matters set forth in this Work Letter, each of whom, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.2    Landlord’s Representative. Landlord has designated William Drummond as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

FIRST AMENDMENT TO
BUILDING 6 LEASE

THIS FIRST AMENDMENT TO BUILDING 6 LEASE (the “First Amendment”) is made and entered into as of August 16, 2006 (the “First Amendment Effective Date”) by and between Greenville Holding Company LLC a California limited liability company (hereafter, “Landlord”), and FormFactor, Inc., a Delaware corporation (hereafter “Tenant”).

RECITALS

A.            Greenville Investors L.P., a California limited partnership (“Investors”) and Tenant entered into a Lease Agreement dated October 5, 2004 (the “Lease”) relating to certain premises consisting of approximately 12,303 square feet located at the west end of Building 6 on Parcel 6 in the Pacific Corporate Center and “Tenant’s Facility Yard” on Parcel 6 as described in said Lease (collectively, the “Existing Premises”).

B.            The Rent Commencement Date referred to in the Lease was March 15, 2005.

C.            The interest of Investors in the Lease has been assigned to Landlord.

D.            Tenant now desires to expand its Existing Premises to include the remainder of Building 6 consisting of 37,439 square feet of gross leasable area (“GLA”) of additional space (the “Additional Premises”) as depicted on the floor plan attached hereto as Exhibit A, and to construct improvements in the Additional Premises.

E.             Landlord and Tenant desire to amend the Lease to provide for such expansion and construction on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants made herein, Landlord and Tenant agree as follows:

AGREEMENTS

1.             Premises.  Subject to the reservation set forth in the introductory Paragraph A of the Lease, Landlord hereby leases to Tenant and Tenant hereby takes from Landlord on the terms and conditions of the Lease, as amended hereby, the Additional Premises consisting of 37,439 square feet of GLA.  From and after the First Amendment Effective Date, the term “Premises” as used in the Lease shall include both the Existing Premises and the Additional Premises aggregating 49,742 square feet.  Commencing on the First Amendment Effective Date, all terms and provisions of the Lease, as amended hereby, specifically including the insurance and indemnity provisions, shall apply to both the Existing Premises and the Additional Premises; provided that, the monthly Base Rent payable by Tenant and Tenant’s Proportionate Share of Operating and Maintenance Costs payable pursuant to Article 10 of the Lease shall not increase until the “Base Rent Adjustment Date”, as defined in Paragraph 3 below.

A.            Use.  Landlord and Tenant hereby agree to expand the Use of the Premises as set forth in Paragraph 1(h) of the Lease to include facilities for research, development, design, manufacture (including with clean room facilities), and sale of components and devices relating to the testing and packaging of semiconductor devices.  In addition, Section 4.7(B)(1) of the Lease is hereby amended by replacing the phrase in subparagraph (i):  “i.e., testing of solid state electronic components and research and development related thereto” with the following:  “i.e., research, development, design, manufacture (including with clean room facilities), and sale of components and devices relating to the testing and packaging of semiconductor devices”.

B.            Hazardous Substances.  Landlord and Tenant hereby agree to amend Section 4.7 of the Lease in its entirety to read as set forth on Exhibit C attached hereto, and to replace the list of Hazardous Substances set forth on Exhibit F to the Lease in its entirety with the replacement Exhibit F attached hereto.  The parties agree that the Exhibit F-1 referenced

1

in the replacement Exhibit F attached hereto shall refer to the existing Exhibit F-1 of the Lease.

C.            Utility Use Restrictions.  Landlord and Tenant hereby agree to delete the “Utility Use Restrictions” set forth in Addendum A-6 to the Lease.  Any increase in the existing utility capacities required by Tenant’s use of Building 6 shall be made by Tenant at Tenant’s sole cost and expense and shall be subject to Section 9.5 of the Lease.

D.            Use of Roof.  Landlord and Tenant hereby agree to amend Section A-32.27 of the Lease in its entirety to read as follows:

“A-32.27     Use of Roof.  Landlord and Tenant agree that Tenant shall be permitted to use the roof subject to the following terms and conditions.  Subject to Applicable Laws, Tenant shall have the right to install or cause to be installed mechanical equipment on the roof (“Mechanical Equipment”).  With respect to any remaining portion of the roof on which Mechanical Equipment has not been installed by Tenant (the “Remaining Roof”), Landlord and Tenant agree that (i) Landlord shall have the exclusive right to use 50% of the Remaining Roof, and (ii) Tenant shall have the exclusive right to use 50% of the Remaining Roof to install a satellite dish or cluster of dishes and ancillary telecommunications equipment, or other equipment in connection with Tenant’s business operations (collectively, the “Rooftop Equipment”), with the apportionment of the Remaining Roof to be reasonably acceptable to Landlord and Tenant.

There shall be no additional charge payable by Tenant to Landlord for the use of any portion of the roof or for the installation of any equipment on the roof.

Tenant agrees to install or cause to be installed the Rooftop Equipment pursuant to plans and specifications which shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, on the roof of the Building, in a location as Landlord and Tenant may mutually agree.  If the Rooftop Equipment is to be installed on the roof, Tenant shall notify Landlord in writing that the Rooftop Equipment is to be installed on the roof.  Tenant shall be solely responsible for complying with (or causing its vendor to comply with) the requirements of such roof warranty or roof bond in connection with the installation, maintenance, repair, replacement or removal of the Rooftop Equipment.  Tenant shall repair any damage to the roof caused by the installation, maintenance, repair, replacement or removal of the Rooftop Equipment.  Landlord shall permit Tenant reasonable access to the designated area as reasonably necessary to install, maintain and remove the Rooftop Equipment, and Tenant shall indemnify Landlord and be solely responsible, at Tenant’s cost and expense, for the maintenance and repair of the Rooftop Equipment, and Landlord shall have no responsibility with respect thereto unless the same was made necessary by the negligence or willful act of Landlord or Landlord’s Agents.  Tenant hereby agrees to defend, indemnify and hold Landlord harmless form any mechanics or materialmen’s liens upon the Premises or the Center which result from work associated with the installation of the Rooftop Equipment.  Tenant shall obtain all licenses or approvals required to install and operate the Rooftop Equipment.  The Rooftop Equipment shall remain the property of Tenant and upon expiration of the Lease, Tenant shall remove the Rooftop Equipment and repair the Premises and any damage to the area upon which the Rooftop Equipment was located to the original condition, normal wear and tear excepted.  Tenant covenants that the Rooftop Equipment will be installed, maintained and removed in accordance with all Applicable Requirements. Tenant shall be responsible for all damage caused by the installation, maintenance, repair and/or removal of Tenant’s Rooftop Equipment.  Tenant’s access to the roof to exercise its rights hereunder shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, provided that Tenant exercises such access rights in a manner that does not void any roof warranty.

Landlord shall not install or permit the installation of any rooftop equipment on the Remaining Roof reserved for Landlord the operation of which will interfere with: (i) any Rooftop Equipment for which Tenant has submitted installation plans to Landlord or which Tenant has previously installed on the portion of the roof for Tenant’s use, or (ii) the operations of the Tenant’s business in Building 6 as conducted at the time of such installation. Prior to Landlord’s installation of such rooftop equipment, Landlord shall provide to Tenant plans and specifications for Tenant’s review. All installation work shall

2

be done in a manner to minimize the interference with Tenant’s business operations. Further, to comply with Tenant’s security requirements for the Building, Landlord shall coordinate any roof access with Tenant.”

2.             Taxes.  Commencing on the First Amendment Effective Date and continuing throughout the Term of the Lease, Tenant’s Proportionate Share of Taxes payable pursuant to Section 7.1 of the Lease shall be 100%. On the first day of the month after the First Amendment Effective Date, Tenant’s Estimated Monthly Tax Payment shall increase to $7,636.00.

3.             Base Rent Adjustment Date. Commencing on the date (the “Base Rent Adjustment Date”) which is the earlier of July 15, 2007 or the date Tenant has installed its equipment at the Additional Premises for the purpose of manufacturing its products:  (i) the Monthly Base Rent in the amount of $9,596.34 currently payable under the Lease shall increase to $36,809.08 for the Existing Premises and the Additional Premises;  and  (ii)  Tenant’s Proportionate Share of Operating and Maintenance Costs shall be 100%.

4.             Base Rent Increases.  Pursuant to the provisions of Section 3.2 of the Lease, the monthly Base Rent increases by 4% on March 31 of each Lease Year during the Term of the Lease.  The next increase of the Monthly Base Rent for the Existing Premises shall occur on March 31, 2007. The parties agree that commencing on March 31, 2008 and continuing on each March 31 during the Term of the Lease thereafter, the monthly Base Rent, as adjusted to include the Additional Premises pursuant to Paragraph 3 above, shall be increased by 4% pursuant to the provisions of Section 3.2.

5.             Parking.  Tenant acknowledges that a tenant of Building 4 has the right to use 10 parking spaces on Parcel 6 the parcel upon which Building 6 is located, in the location depicted on Exhibit D attached hereto.  During the term of the Lease, Tenant shall have the right to use all of the remaining 121 existing parking spaces on Parcel 6.  Landlord and Tenant acknowledge that Tenant’s parking will be reduced by approximately 12 spaces if Tenant uses a portion of its existing spaces to expand Tenant’s facility yard on Parcel 6, which will result in a total of 109 parking spaces available to Tenant.

6.             Landlord’s Work.  Landlord agrees to complete Landlord’s Work described in the Work Letter (Additional Premises) attached hereto as Exhibit B (the “Work Letter (Additional Premises)”) prior to the Base Rent Adjustment Date.

7.             Approved Tenant Improvement Plans.  The Tenant Improvements for the Additional Premises shall be set forth in plans to be attached hereto as Exhibit B-1 once such plans have been prepared by Tenant and approved by Landlord.  Once attached, the plans shall be deemed to be the “Approved Tenant Improvement Plans” referred to in Section 2.4 of the Work Letter (Additional Premises).

8.             Work Letter.  The Work Letter attached as Exhibit C to the Lease shall apply only to the Existing Premises.  Landlord’s Work and Tenant’s Work with respect to the Additional Premises shall be constructed in accordance with the terms and conditions set forth in the Work Letter (Additional Premises).  The Work Letter (Additional Premises) provides for a Tenant Improvement Allowance of ($935,975.00) ($25 psf of the Additional Premises),

9.             Term.  The parties hereby agree to extend the initial term of the Lease described in Section 2.1 of the Lease. The termination date of the initial term shall be extended to midnight on the fifteenth anniversary of the First Amendment Effective Date.  The references to “Term” in the Lease shall include both the initial term and the two “Option Terms” described in Paragraph 10 below.

10.           Options to Renew.  The first sentence of Section A-2.1 of the Addendum to Lease is amended to read as follows: “Provided that no Event of Default by Tenant under this Lease exists as of the date of exercise of the applicable option or at the expiration of the initial term or preceding Option Term, and provided further that Tenant has not assigned this Lease, Tenant shall have the option to extend the initial lease term for two (2) additional, successive terms of five (5) years each (each, an “Option Term”).”

11.           Building Sale or Lease Notice Rights.  Landlord shall provide written

3

notice to Tenant the first time Landlord responds in writing to a new interested third party to purchase or lease Building 4, 5 and/or 7, provided that Tenant is not then in default of this Lease beyond any applicable cure period.  Tenant shall have five (5) days to indicate its interest in negotiating a sale or lease.  Landlord may negotiate concurrently with Tenant and interested third party(ies).  Landlord’s obligation to notify Tenant as described herein shall in no way obligate Landlord to sell or lease Building 4, 5 or 7 to Tenant.  Tenant’s notice rights with respect to a Building shall expire upon Landlord’s sale of the Building or execution of a lease agreement with a third party for premises in the Building.

The parties agree that with respect to any building sale or lease notice rights and obligations for Building 7 that are set forth in Addendums A-32.24 and A-32.25 of that certain Pacific Corporate Center Lease dated as of May 3, 2001 by and between Landlord and Tenant (as amended or supplemented from time to time, the “Building 1 Lease”), this Section 11 shall supersede such rights and obligations for Building 7 in Addendums A-32.24 and A-32.25 of the Building 1 Lease.  Except as otherwise expressly provided in the sentence above, from and after the Effective Date of this First Amendment, all provisions of the Building 1 Lease shall remain unchanged and in full force and effect.

12.           Restriction on Sale.  Landlord and Tenant hereby agree to replace the Tenant’s competitor list set forth on Exhibit I to the Lease in its entirety with the competitor list set forth on the replacement Exhibit I attached hereto.

[remainder of this page intentionally left blank]

4

13.           Effectiveness of Lease.  Except as otherwise expressly provided herein, from and after the Effective Date of this First Amendment, all provisions of the Lease shall remain unchanged and in full force and effect and all references to the “Lease” shall mean the Lease as amended by this First Amendment.  All capitalized terms used in this First Amendment which are not defined shall have the same definition as those same terms in the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Building 6 Lease as of the day and year first written above.

LANDLORD:		TENANT:

GREENVILLE HOLDING COMPANY, LLC a Delaware limited liability company		FORMFACTOR, INC., a Delaware corporation

By:	Greenville Investors II LLC,	By:	/s/ STUART L. MERKADEAU
	a Delaware limited liability company		Stuart L. Merkadeau
	(dba in California as Greenville Pacific	Its:	SVP, General Counsel & Secretary
Corporate Center LLC)
Its:	Managing Member

By:	Greenville Investors LP,
a California limited partnership
Its:	Managing Member

By:	Greenville Ventures, Inc.,
a California corporation
Its:	General Partner

By:	/s/ JEFFREY W. ABRAMSON
Jeffrey W. Abramson
Its:	President

ADDRESS:	675 Hartz Avenue	ADDRESS:	7005 Southfront Road
	Danville, CA 94526		Livermore, CA 94551

Dated:	8-16-06	Dated:	16 August 2006

5

EXHIBIT A

Floor Plan of Additional Premises

[Floor Plan of Additional Premises]

1

EXHIBIT B

WORK LETTER

(ADDITIONAL PREMISES)

[Work Letter – Additional Premises]

This Work Letter sets forth the terms and conditions relating to the construction of the Premises.

SECTION 1

BUILDING AND THE PREMISES

1.1           Base Building.  The Base Building has been constructed in accordance with the plans for such improvements listed on the plan list attached as Schedule 1 to this Exhibit B (the “Plan List”) as modified by the “as-built” plan set which has been provided to Tenant.

Tenant acknowledges that the Base Building and Parcel 6 Site Work have been completed and agrees to accept possession of the Premises “as-is” in its existing condition except for Landlord’s Work.

1.2           Landlord’s Work.  Landlord shall install, construct, repair and correct, at its sole cost and expense, “Landlord’s Work” which consists of the following work on Parcel 6: the parking, landscaping and site lighting work in the southeast corner of Parcel 6 as shown on the Parcel 6 Drawing A-1.1 dated 01-12-01, a copy of which is attached hereto as Schedule 1, and the items set forth on Schedule 2 attached hereto.

1.3           Tenant’s Work.  “Tenant’s Work” will include designing, providing and installing all Tenant Improvements (defined hereafter) and providing the required furnishings, fixtures and equipment for Tenant’s use of the Premises, as expanded by the Additional Premises. As used in the Lease, the term “Tenant Improvements” shall mean all improvements set forth in the Approved Tenant Improvement Plans. Tenant shall obtain all necessary permits and approvals for and shall construct the “Tenant Improvements” in accordance with the Approved Tenant Improvement Plans (as defined in Section 2.4 below). Landlord will disburse the Tenant Improvement Allowance described in Section 4 below to pay for Tenant Improvement Costs (defined hereafter).  All such costs of completing Tenant’s Work which are in excess of the Tenant Improvement Allowance shall be paid by Tenant pursuant to the terms of the Lease and this Work Letter.

SECTION 2

TENANT IMPROVEMENT PLANS

2.1      Architect/Construction Plans. Tenant has retained CAS Architects, Inc. (the “Architect”) to prepare the construction plans for all Tenant Improvements and Special Tenant Improvements.    Tenant shall retain engineering consultants (the “Engineers”) approved by Landlord (which approval shall not be unreasonably withheld or delayed) to prepare all plans and engineering working drawings relating to the Tenant Improvements, including without limitation, all structural, HVAC, electrical, plumbing,  life safety, and sprinkler work in the Premises which is not part of the Base Building. The final working plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Tenant Improvement Plans”. The scope, form and content of all plans and drawings shall be discussed in reasonable detail at each of the weekly meetings held pursuant to the terms of Section 3.2.6 below. All Tenant Improvement Plans shall be in a form suitable for bidding and construction by qualified contractors, shall meet the requirements of the City of Livermore, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Tenant Improvement Plans as set forth in this Section 2, shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Tenant Improvement Plans are reviewed by Landlord or its architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Tenant Improvement Plans, and Tenant’s waiver and indemnity set forth in Article 16 of the Lease shall specifically apply to the Tenant

1

Improvement Plans.

2.2      Final Design Drawings. Tenant and the Architect shall prepare the final design drawings and specifications  for Tenant Improvements in the Premises (collectively, the “Final Design Drawings”) and shall deliver the same to Landlord for Landlord’s approval. The Final Design Drawings shall include a layout and designation of all offices, rooms and other partitioning.  Landlord may request clarification or more specific drawings for special use items not included in the Final Design Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Design Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Design Drawings to be revised to correct any deficiencies or other matters Landlord may reasonably require.

2.3      Final Working Drawings. After the Final Design Drawings have been approved by Landlord, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow subcontractors with a reasonable level of competence and experience in the industry to bid on the work and to obtain all permits required for the construction of the Tenant Improvements (the “Permits”) and shall submit the same (collectively, the “Final Working Drawings”) to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Tenant shall supply Landlord with three (3) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.

2.4      Approved Tenant Improvement Plans.  The Final Working Drawings shall be approved by Landlord (the “Approved Tenant Improvement Plans”) prior to the commencement of construction of the Tenant Improvements by Tenant. In order to expedite the permitting process, however, prior to Landlord’s approval pursuant to Section 2.3 above, Tenant may submit the Final Working Drawings to the appropriate municipal authorities for all Permits necessary to allow Tenant’s contractor to commence and fully complete the construction of the Tenant Improvements. Notwithstanding the foregoing, Tenant acknowledges that Landlord does not waive the right to approve the Final Working Drawings and by electing to submit the Final Working Drawings for permit prior to Landlord’s approval, Tenant is assuming the risk that Landlord may require changes in such drawings after the same have been submitted for permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any of the Permits or a certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Tenant Improvement Plans may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

SECTION 3

CONSTRUCTION OF TENANT IMPROVEMENTS

3.1      Tenant’s Selection of Contractors.

3.1.1       Tenant’s Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Tenant’s Contractor”) shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed.

3.1.2       Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and Tenant’s Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, Tenant shall retain subcontractors designated or reasonably approved by Landlord in connection with any structural, mechanical, electrical, plumbing or heating, air-conditioning or ventilation work to be performed in the Premises. Further Landlord’s approval shall not be required for any of Tenant’s Agents performing work or providing materials costing less than $10,000.

2

3.2      Construction of Tenant Improvements by Tenant’s Agents.

3.2.1       Tenant’s Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Tenant’s Contractor (“Tenant’s Construction Contract”), Tenant shall submit Tenant’s Construction Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Tenant’s Contractor, which costs form a basis for the amount of Tenant’s Construction Contract (the “Final Costs”). If the costs of the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant shall also provide Landlord with its computation of percentage that the Tenant Improvement Allowance bears to the total costs of the Tenant Improvements (the “Allowance Percentage”)

3.2.2       Tenant’s Agents.

A.               Landlord’s General Terms for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in accordance with the Approved Tenant Improvement Plans; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Tenant’s Contractor and Tenant’s Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord with respect to storage of materials, coordination of work with the contractors of other tenants and Landlord, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements.

B.                Indemnity. Tenant’s indemnity of Landlord as set forth in Section 16.1 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in Section 16.1 of the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

C.                Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

D.                Insurance Requirements.

1.                    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of the Lease.

2.                    Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed

3

that the Tenant Improvements shall be insured by Landlord pursuant to Article 14 of the Lease upon completion thereof. Tenant’s policy of Builder’s All Risk insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry Excess Liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 14 of the Lease.

3.                    General Terms. Certificates for all insurance carried pursuant to this Section 3.2.2(D) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the equipment of Tenant’s Contractor is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 3.2.2(D) shall insure Landlord and Tenant, as their interests may appear, as well as Tenant’s Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2.2(B) of this Work Letter.

3.2.3       Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all building codes and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

3.2.4       Mechanic’s Liens.  Tenant shall keep the Premises and the Center free and clear of mechanics’ liens arising out of its construction of Tenant’s Work as provided in Article 29 of the Lease.  All provisions of Article 29 shall apply to Tenant’s Work as if fully set forth into this Work Letter.

3.2.5       Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any material defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord after giving Tenant at least three (3) business days advance written notice and an opportunity to cure or otherwise demonstrate compliance, may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

3.2.6        Meetings. Commencing upon the execution of the First Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Tenant’s Contractor regarding the progress of the preparation of the Tenant Improvement Plans and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. Such meetings shall include a detailed review of the plans, drawings and specifications prepared to date and all participants in the

4

meeting shall make a good faith effort to raise any issues or concerns they may have regarding the scope, form or content of any plan submitted.

3.3      Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion with respect to the Tenant Improvements to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Tenant’s Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of mylar as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 4

TENANT IMPROVEMENT ALLOWANCE; CONSTRUCTION COSTS

4.1      Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $25.00 per square foot of the Premises GLA for the costs relating to the initial design and construction of the Tenant Improvements.  In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

4.2      Disbursement of the Tenant Improvement Allowance.

4.2.1       Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

A.               Payment of the fees of the Architect and the Engineers

B.                The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

C.                The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, utility usage, trash removal costs, and contractors’ fees and general conditions;

D.                The cost of any changes in the Base Building when such changes are required by the Tenant Improvement Plans, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; and

E.              The cost of any changes to the Tenant Improvement Plans or Tenant Improvements required by Code.

F.              Any costs payable to Landlord pursuant to Section 4.2.2 (D) below.

4.2.2       Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items:

A.               Monthly Disbursements. No more frequently than monthly, during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s Contractor, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents

5

which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. After receipt of the foregoing and provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Tenant Improvement Plans, or due to any substandard work, or for any other reason, Landlord shall deliver a check to Tenant in an amount equal to the lesser of: (a) the Allowance Percentage of the Tenant Improvement costs for which payment is so requested less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), or (b) the balance of the undisbursed Tenant Improvement Allowance (excluding the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

B.              Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention shall be delivered by Landlord to Tenant within fifteen (15) days after all the following  conditions have been satisfied: (i) Tenant delivers to Landlord a properly executed unconditional waiver and  lien release from Tenant’s Contractor in compliance with applicable sections of the California Civil Code, (ii) Landlord has determined that no substandard work exists, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant has recorded a Notice of Completion with respect to Tenant’s Work and thirty (30) days has expired from the date of such recording with no liens having been filed during such thirty day period, and (v) there is no existing Event of Default by Tenant under the Lease nor has Landlord notified Tenant of any default which would become an Event of Default under the Lease with the passage of time if not cured.

C.              Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  No disbursements shall be made to pay for Special Improvements unless the Tenant Improvement Allowance exceeds the costs of all other Tenant Improvements.  All costs of completing Tenant’s Work in excess of the Tenant Improvement Allowance shall be at Tenant’s sole cost and expense.  Notwithstanding anything to the contrary herein, Tenant shall not be required to commence or complete the  installation of office cubicles down on Tenant’s Plans to obtain the Final Retention if the cost of Tenant’s Improvements excluding the office cubicle installation work exceeds the Tenant Improvement Allowance.

D.                Other Landlord Costs.  Tenant shall also be responsible for the payment of up to $10,000 of the following costs: (i) the fees incurred by Landlord for Landlord’s consultants in connection with design drawing review and routine construction support related to the Tenant Improvements, (ii) the cost of documents and materials supplied by Landlord and Landlord’s consultants, and (iii) all other verifiable, directly related costs, such as blueprint costs and delivery, fax and copy charges incurred by Landlord and Landlord’s consultants related to the design/routine construction support of the Tenant Improvements.  When the Tenant Improvement Plans have been approved by Landlord, Landlord shall submit to Tenant Landlord’s estimate of the foregoing costs. The Tenant Improvement Allowance shall be used to pay the foregoing costs.  Landlord shall submit invoices for Landlord’s actual and documented costs to Tenant and pay the same as incurred from the Tenant Improvement Allowance.

SECTION 5

CONSTRUCTION DELAYS

5.1    Tenant Delays. As used in this Lease, the term “Tenant Delay” shall mean the period of an actual delay or delays in the Substantial Completion of Landlord’s Work or in the occurrence of any of the other conditions precedent to the Delivery Date, as set forth in Article 8 of the Lease, to the extent resulting from:

a.            Tenant’s failure to approve any matter requiring Tenant’s approval within the time period specifically provided in this Work Letter for such approval;

b.           A breach by Tenant of the terms of this Work Letter or the Lease;

c.            Changes to the Base Building work described in the Plan List required by the Approved Tenant Improvement Drawings or requested in writing by Tenant; or

d.           Any other acts or omissions of Tenant, or its agents, or employees,

6

(each a “Tenant Delay”).  Landlord shall provide prompt (within 48 hours of becoming aware of any such delay) written notice to Tenant (“Delay Notice”) specifying the action or inaction which Landlord contends constitutes a Tenant Delay hereunder. The period of delay, however, shall commence to run on the date of the action or inaction and not on the date of the Delay Notice. To the extent an action or inaction by Tenant specified in any Delay Notice constitutes a Tenant Delay as defined above and actually results in a delay in the Substantial Completion of the Premises (after taking into account any delays resulting from Landlord Delays and/or Force Majeure Delays described below), a Tenant Delay shall be deemed to have been established.

5.2    Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease: (i) if an Event of Default as described in Article 25 of the Lease has occurred or, (ii) a default by Tenant under this Work Letter has occurred at any time on or before the substantial completion of Landlord’s Work and Tenant fails to remedy the default within such 48 hours after written notice from Landlord, then Landlord may thereafter:  (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any Tenant  Delay resulting from such work stoppage as set forth in Section 5.1 above of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be deferred until such time as such default is cured pursuant to the terms of the Lease.

5.3    Landlord Delay.  As used herein, “Landlord Delay” shall mean: (i) any actual delay in the completion of the work Tenant is required to perform hereunder which results from any failure of Landlord to act or provide approvals within five (5) business days or (ii) the actual delay in the Substantial Completion of Landlord’s Work due to any failure of Landlord, its agents, employees or contractors to perform the Base Building work or other work required to be provided by Landlord hereunder in compliance with the terms hereof and in compliance with applicable laws, rules and regulations or any other acts or omissions of Landlord, or its agents, or employees.  Tenant shall provide prompt (within 48 hours of becoming aware of any such delay) written notice to Landlord (“Delay Notice”) specifying the action or inaction which Tenant contends constitutes a Landlord Delay hereunder. The period of delay, however, shall commence to run on the date of the action or inaction and not on the date of the Delay Notice.

5.4    Force Majeure Delays.  The term “Force Majeure Delays” shall mean delays caused by any event of force majeure described in Section 32.8 of the Lease.

5.5    Substantial Completion.  The date of July 15, 2007 for Landlord’s Substantial Completion of the Landlord’s Work shall be extended for the period of any Tenant Delays and Force Majeure Delays.

SECTION 6

MISCELLANEOUS

6.1    Tenant’s Representative. Tenant has designated Ed Traverso and Alan Moyal as its sole representatives with respect to the matters set forth in this Work Letter, each of whom, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.2    Landlord’s Representative. Landlord has designated William Drummond as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

7

SCHEDULE 1 TO EXHIBIT B

PARCEL 6 DRAWING A-1.1 DATED 01-12-01

[Parcel 6 Drawing]

8

SCHEDULE 2 TO EXHIBIT B

ADDITIONAL LANDLORD’S WORK

[Landlord’s Additional Work]

9

EXHIBIT B-1

DESCRIPTION OF TENANT IMPROVEMENT PLANS

[Tenant Improvement Plans – Descriptions]

10

EXHIBIT C

LEASE PROVISIONS REGARDING HAZARDOUS SUBSTANCES

[Hazardous Substances – Lease Provisions)

From and after the First Amendment Effective Date, Section 4.7 of the Lease is amended its entirety and the following Section 4.7 substituted therefor:

4.7          Hazardous Substances:

A.            Hazardous Substance; Reportable Uses:  As used herein, the terms “Hazardous Substance” and “HS” shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute.  Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable HS Requirements (as defined in subparagraph (F) hereinafter) require that a notice be given to persons entering or occupying the Premises or neighboring properties.

B.            Tenant’s Use of Hazardous Substances:

(1)           Notice of Use of Hazardous Substances. Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable HS Requirements and all other provisions of this Section 4.7, at Tenant’s sole cost and expense, (i) operate a business on the Premises which is substantially similar to the business it is operating at its facilities in Livermore, California as of the Commencement Date, i.e. research, development, design, manufacture (including with clean room facilities), and sale of components and devices relating to the testing and packaging of semiconductor devices (“Permitted Use”), and (ii) use any ordinary and customary Hazardous Substances reasonably required to be used by Tenant in the normal course of the Permitted Use.

(2)           Tenant’s HS Use.  Tenant shall have the right to use the Hazardous Substances listed on Exhibit F without Landlord’s prior consent and without the requirement of additional insurance.  Tenant  shall use all such Hazardous Substances in accordance with all Applicable HS Requirements and in compliance with all other provisions of this Section 4.7, specifically including the notice requirements and restrictions set forth below. Tenant’s use of the substances referenced in Exhibit F may be referred to herein as “Tenant’s HS Use”.

(3)           Control of HS Hazards.

(a)           Plans for Designated HS Areas.  Tenant shall use, store, or otherwise manage HS only in areas designated by Tenant for such use (“Designated HS Areas”).  Prior to commencement of Tenant’s HS Use on the Premises, and prior to modification of or addition to any Designated HS Areas, Tenant shall provide Landlord with written plans (such as architectural or engineering plans) regarding the design and planned operation of the Designated HS Areas. The plans shall include descriptions of the types and quantities of HS that will be used, stored, or otherwise managed in Designated HS Areas, the maximum design capacity of each Designated HS Area and descriptions of all equipment and structures that will be used to control environmental, health, and safety hazards associated with the HS, including, for example, secondary containment structures

11

and air pollution control equipment.  Tenant will also provide copies of all permits and other approvals required to be obtained to lawfully operate Tenant’s business and Hazardous Substances on the Premises.

(b)           Commencement of Tenant’s HS Use.  Tenant shall not commence Tenant’s HS Use until Landlord has approved the plans submitted by Tenant pursuant to subparagraph (a) above, which approval shall not be unreasonably withheld or delayed.   Landlord may (but without any obligation to do so) condition its approval upon Tenant’s taking such measures as Landlord, at its reasonable discretion, deems necessary to protect itself, the public, the Premises, the Center, and the environment against damage, contamination, injury, and/or liability, including, but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective equipment, structures, or modifications to the Premises. Tenant’s plans shall be deemed approved, however, if Tenant’s plans comply with the requirements of subparagraph (a) and the minimum standards set forth on Exhibit F-1.

(c)           Modification/Expansion of Designated HS Areas.  Tenant shall not modify or add to the Designated HS Areas until Landlord has approved the plans submitted by Tenant pursuant to subparagraph (a) above for the modification or addition, which approval shall not be unreasonably withheld or delayed. Tenant’s plans shall be deemed approved, however, if Tenant’s plans for the modification or addition comply with the requirements of subparagraph (a) and the minimum standards set forth on Exhibit F-1.

(4)           Notice of HS Use.  Tenant shall notify the Landlord in writing at least five (5) business days prior to any of  the following:

(a)  the date Tenant first commences Tenant’s HS Use on the Premises; or

(b)  the date Tenant commences to store or use any Hazardous  Substance  which is not listed on Exhibit  F (a “New HS “), if the quantity of the New Hazardous Substance exceeds either (i) 55 gallons of liquid, 500 pounds of solid, 200 cubic feet of compressed gas at standard temperature and pressure, or (ii) the applicable Threshold Planning Quantity listed in 40 CFR Part 355.

After receipt of a notice pursuant to subparagraph (b) above, if Tenant’s use of the New HS in the Premises is materially more dangerous than Tenant’s use of Hazardous Substances listed on Exhibit F, Landlord may require Tenant to obtain a policy of pollution liability insurance in a commercially reasonable form and amounts and with such insurer as may be reasonably approved by Landlord.  For any insurance policy requirement, Landlord shall be named as an additional insured under such policy.  Tenant shall deliver a certificate of any insurance required prior to bringing the Hazardous Substance into the Premises and Tenant shall maintain such insurance in effect until the closure requirements set forth in subparagraph (H) below have been satisfied or the New HS use ceases.

(5)           Contents of New HS  Notice.  Each notice of a New HS shall specify the names and quantities of any New HS that Tenant intends to place on the Premises which exceeds the  quantities described in subparagraph 4(b) above together with a copy of all permits and other approvals required to be obtained to lawfully use, store, or otherwise manage the New HS on the Premises. Tenant’s notice shall also provide Landlord with information regarding the Designated HS Areas where the New HS will be used, stored, or otherwise managed, the new aggregate quantities of all Hazardous Substances in Designated HS Areas, and the maximum design capacities of the Designated HS Areas (if changed or modified from the Designated HS Areas as initially approved consistent pursuant to Section 4.7(B)(3)(b) above).

(6)           Increase in HS Quantities.  If, at any time during the Term, Tenant intends to increase the  quantity of existing Hazardous Substances and/or add New HS

12

such that the aggregate quantity of all Hazardous Substances in any Designated HS Area on the Premises exceeds the maximum design capacity for the Designated HS Area, Tenant shall not increase quantities or add New HS until Landlord has consented to the modification of or addition to the Designated HS Areas, pursuant to Section 4.7(B)(3)(c) above.

(7)           Restrictions on Quantity or Use of HS. Notwithstanding any other provision of this Lease, but subject to Tenant’s right to engage in a Permitted Use consistent with the standards of Exhibit F-1, Tenant’s use of Hazardous Substances at the Premises is subject to the following restrictions:

(a)                                  Tenant shall not, without Landlord’s consent, use any HS in quantities such that Tenant would be subject to requirements for preparation of a Risk Management Plan, as set forth in 40 CFR Part 68 (as such requirements exist on the date of execution of this Lease without regard to amendments which may be enacted after the date hereof) and such HS use is materially more dangerous than the HS use presently being carried on by Tenant.

(b)                                 Tenant shall not, without Landlord’s consent, use any HS which emits odors unless the odors can be controlled to the extent they are not present at objectionable levels in any areas exterior to the Premises that are accessible to other tenants of the Center or the general public.  In the absence of any legal thresholds for identifying objectionable odors, other odor standards may be used, provided they are generally accepted as being scientifically valid.

(c)                                  Tenant shall not, without Landlord’s consent, use any HS in a manner that would result in “Significant Emissions”.  Significant Emissions are defined as air emissions originating from the Premises for which under applicable federal or state law (i) notices or warnings must be given to other occupants of the Center or the general public based upon their proximity to the Building, as opposed to entry therein, or (ii) other occupants of the Center or the general public must receive special training and/or use personal protective equipment.

C.            Plans/Reports:  Within ten (10) days after Tenant submits the same to any governmental authority, Tenant shall provide Landlord with copies of all hazardous materials business plans, permits and all other plans, reports and correspondence pertaining to storage/management of Hazardous Substances at the Premises, except waste manifests and routine monitoring reports.

D.            Duty to Inform Landlord:  If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or Building or Center, other than as previously permitted or consented to by Landlord or there has been a spill, release or discharge of any Hazardous Substances in the Premises (other than discharges permitted, authorized or otherwise approved by the applicable governmental agencies regulating the same), Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or third party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents as may be involved in any Reportable Use involving the Premises.  Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing, storm, or sanitary sewer system).

13

E.             Indemnification: Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders, and the Premises and Center, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance to the extent brought into the Premises and/or Center by or for Tenant, its employees, agents or contractors.  Tenant’s obligations under this Section 4.7(E) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and, except as otherwise provided in Section 4.7(G), the cost of investigation (including reasonable consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

F.             Tenant’s Compliance with Requirements:  Tenant shall, at Tenant’s sole cost and expense fully, diligently and in a timely manner, comply with all “Legal Requirements”, which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, relating in any manner to the Premises or Center  (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill or release of any Hazardous Substance, which foregoing (ii) and (iii) Legal Requirements may be referred to as “Applicable HS Requirements”), now in effect or which may hereafter come into effect. Tenant shall, within twenty (20) business days after receipt of Landlord’s written request made from time to time, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant’s compliance with all Applicable HS Requirements specified by Landlord, and shall within five (5) business days after receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Legal Requirements. Tenant shall be obligated to disclose to Landlord which Hazardous Substances are used at the Premises and how such Hazardous Substances are being handled (but in no event shall Tenant be required to disclose information regarding formulations or manufacturing processes or procedures related to such Hazardous Substances) notwithstanding that such information may be proprietary information or a trade secret. Landlord agrees to keep as confidential all such proprietary information delivered to Landlord (including, without limitation, Exhibit F) and which Tenant designates in writing as confidential, provided that Landlord may disclose the same when required by law or in litigation between Landlord and Tenant regarding such information or to Landlord’s lenders or to prospective purchasers provided such parties have also agreed to keep the same confidential.

G.            Compliance with Law Governing Hazardous Substances:  Landlord, Landlord’s agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in case of an emergency, and otherwise at reasonable times (but not more often than annually for inspection of Tenant’s “clean room” on the Premises, if any, or more often than quarterly for inspection of other parts of the Premises), and upon no less than 10 days’ notice, unless an emergency exists, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Legal Requirements, and Landlord shall be entitled to employ experts and/or consultants in connection therewith(provided that such experts and/or consultants are not engaged in a business competitive with Tenant, or consult or give advice to any competitor of Tenant listed on Exhibit I) to advise Landlord with respect to Tenant’s activities, including but not limited to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises (“Landlord’s Consultants”).  Prior to engaging any Landlord’s Consultants,

14

Landlord shall provide Tenant with written notice of the name of the proposed consultant and Tenant shall have five (5) business days to object to the engagement based upon Tenant’s reasonable belief that engagement of the particular individual as Landlord’s Consultant, and the consequent access to Tenant’s facilities and proprietary information and trade secrets, could result in competitive injury to Tenant.  Landlord shall not engage with a consultant as to whom Tenant has objected.  Tenant shall cooperate with Landlord’s Consultants inspecting the Premises, including responding to interviews (for a time period not to exceed four (4) hours for the initial site visit and two (2) hours for site visits thereafter).  Landlord’s Consultants shall at all times be escorted by Tenant, unless Tenant agrees otherwise. This and all rights to enter except in the event of an emergency are subject to Landlord, Landlord’s agents, employees, contractors, designated representatives, prospective purchasers and/or Lenders, as the case may be, executing Tenant’ s standard non-disclosure agreement in the form attached hereto as Exhibit H.  The costs and expenses of any such inspections shall be paid by the party requesting same and in no event shall be borne by or passed along to Tenant unless requested by Tenant, subject only to the proceeding sentence.  If the inspection is performed due to a violation of Applicable HS Requirements, Tenant shall, upon request, reimburse Landlord or Landlord’s Lender, as the case may be, as additional rent, for the costs and expenses of such inspections.

H.            Closure Requirements:  Prior to any  termination of the Lease, Tenant, at its sole cost and expense(except as to those costs and expenses arising out of actions undertaken by Landlord or by a third party on behalf of Landlord), shall satisfy the following closure requirements with respect to the Hazardous Substances Tenant has used in the Premises during the Term:

(1)           Comply with all applicable federal, state and local closure requirements with respect to Hazardous Substances;

(2)           Prepare a closure plan (the “Closure Plan”) that specifies the final disposition of all Hazardous Substances and equipment which may be contaminated with Hazardous Substances; cleaning and decontamination activities, and confirmation sampling (e.g. wipe samples, soil/ground water samples and/or indoor air quality samples, to the extent warranted by the site conditions then existing).

(3)           At least sixty (60) days prior to the Lease termination, provide to Landlord a copy of the Closure Plan for review and reasonable approval. Landlord may, after consultation with Tenant, require modification of the Closure Plan to include additional activities, including sampling activities, if the site conditions indicate that there is a reasonable probability that “Significant Residual Contamination” is present.  Significant Residual Contamination shall mean residual contamination which: (i) exceeds standards or guidance levels typically used by regulatory agencies in California for evaluating potential threats to human health or the environment; or (ii) would result in notification requirements under applicable state law of potential health risks to individuals on the Premises, other tenants of the Center, and/or the general public; or (iii) would result in potential environmental liability to Tenant or Landlord; or (iv) would result in the need for conducting any type of additional decontamination activities prior to leasing the Premises to a new tenant.  If Landlord fails to request modification of the Closure Plan within ten (10) business days after its receipt thereof, Tenant’s Closure Plan shall be deemed accepted.

(4)           Notify Landlord of closure schedule and allow access to Landlord and/or Landlord’s Consultants for inspections prior to commencing and following completion of the cleaning/decontamination activities.

(5)           Notify Landlord of all sample analysis results, if any.  Landlord may require additional closure activities if sampling results sampling results disclose Significant Residual Contamination.

15

(6)           Prepare and provide to Landlord closure report documenting closure activities consistent with the Closure Plan and sample results, if any, following completion of all closure activities.

Closure shall be deemed to be complete upon Landlord’s reasonable approval of the closure report and, if applicable, Landlord’s receipt of a copy of the written closure approval from the local environmental agency with jurisdiction over the Hazardous Substances at the Premises.

I.              Survival of Obligations:  Tenant’s obligations under this Section 4.7 shall survive the termination of this Lease.

See Addendum A-4.7.

16

EXHIBIT D

LOCATION OF PARKING SPACES

ALLOCATED TO BUILDING 4 TENANT

[Building 4 - Location of Parking Spaces]

17

EXHIBIT F

(Replacement)

DESCRIPTION OF TENANT’S USE OF
HAZARDOUS SUBSTANCES

[Product Names of Hazardous Substances]

18

EXHIBIT I

(Replacement)

LIST OF COMPETITORS

[List of Competitors]

AMST Co., Ltd.
Cascade Microtech, Inc.
Feinmetall GmbH
Japan Electronic Materials Corporation
Kulicke and Soffa
SV Probe, Inc.
Micronics Japan Co., Ltd.
Phicom Corporation
Tessera
Tokyo Cathode Laboratory Co., Ltd.
Tokyo Electron Ltd.
Wentworth

19